Exhibit 10.1

EXECUTION VERSION

PUT OPTION AGREEMENT

AMONG

MONITRONICS INTERNATIONAL, INC.,

ASCENT CAPITAL GROUP, INC.,

CERTAIN AFFILIATES OF MONITRONICS INTERNATIONAL, INC.,

AND

THE COMMITMENT PARTIES HERETO

Dated as of May 28, 2019

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	2.23	Investment Company Act	21
	2.24	Arm’s Length	21
3.	Representations and Warranties of the Commitment Parties		21
	3.1	Organization of Such Commitment Party	21
	3.2	Authority; No Conflict	21
	3.3	Backstop Shares and Equity Commitment Shares Not Registered	22
	3.4	Acquisition for Own Account	23
	3.5	Accredited Investor or Qualified Institutional Buyer	23
	3.6	Access to Information	23
	3.7	Brokers or Finders	23
	3.8	Proceedings	23
	3.9	Sufficiency of Funds, Contributed Term Loans	23
	3.10	Arm’s Length	23
4.	Covenants of the Company Parties		24
	4.1	Agreement Motion and Agreement Order	24
	4.2	Rights Offering	25
	4.3	Conditions Precedent	25
	4.4	Notification	25
	4.5	Use of Proceeds	25
	4.6	Access	25
	4.7	DIP Facility	26
	4.8	Exit Facilities	26
	4.9	Specified Issuances	26
	4.10	Blue Sky; Form D	27
	4.11	Share Legend	27
	4.12	Registration Rights Agreement	28
	4.13	Reorganized Company	28
5.	Covenants of the Commitment Parties		28
6.	Conditions to Closing		29
	6.1	Conditions Precedent to Obligations of the Commitment Parties	29
	6.2	Conditions Precedent to Obligations of Monitronics	32
7.	Termination		33
8.	Indemnification		35
9.	Survival of Representations and Warranties		36

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10.	Amendments and Waivers		36
11.	Notices, etc.		37
12.	Miscellaneous		39
	12.1	Assignments	39
	12.2	Severability	40
	12.3	Entire Agreement	40
	12.4	Counterparts	40
	12.5	Governing Law	40
	12.6	Submission to Jurisdiction	40
	12.7	Waiver of Trial by Jury; Waiver of Certain Damages	41
	12.8	Further Assurances	41
	12.9	Specific Performance	41
	12.10	Headings	41
	12.11	Interpretation; Rules of Construction	41
	12.12	Several, Not Joint, Obligations	42
	12.13	Confidentiality and Publicity	42
	12.14	No Recourse Party	43
	12.15	Settlement Discussions	43
	12.16	No Third Party Beneficiaries	43
	12.17	Relationship Among Parties	43
13.	Definitions		44
	13.1	Certain Defined Terms	44

Schedules
1.1	Backstop Commitment Schedule
1.2	Equity Commitment Schedule
2.2(c)	Consents
2.10(a)	Benefit Plans
2.10(c)	Payments
2.16(e)	WARN Notices

Exhibits
A	Restructuring Support Agreement
B	Outline of Rights Offering Procedures
C	Form of Required Rights Joinder

iii

This PUT OPTION AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, together with all exhibits and schedules hereto, this “Agreement”) is entered into as of May 28, 2019 (the “Execution Date”), by and among (a) Monitronics International, Inc., a Texas corporation (as in existence on the date hereof, as a debtor-in-possession in the Chapter 11 Cases (as defined below), and as Reorganized Monitronics, as applicable, “Monitronics”), (b) Ascent Capital Group, Inc., a Delaware corporation (“Ascent”), (c) each of the Affiliates (as defined below) of Monitronics listed on the signature pages hereto under the title “Other Debtors” (such Affiliates, each as in existence on the date hereof, as a debtor-in-possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, together with Monitronics, each a “Debtor” and, collectively, the “Debtors”), (d) each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on Schedule 1.1 hereto (each, a “Backstop Commitment Party” and, collectively, the “Backstop Commitment Parties”), and (e) each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on Schedule 1.2 hereto (each, an “Equity Commitment Party” and, collectively, the “Equity Commitment Parties” and, together with the Backstop Commitment Parties, each, a “Commitment Party” and, collectively, the “Commitment Parties”).  Each of the Company Parties and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.  Except as otherwise expressly provided herein, capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 13.1 hereof.

RECITALS

WHEREAS, the Debtors, the Commitment Parties, the Consenting Creditors, and Ascent have entered into that certain Restructuring Support Agreement, dated as of May 20, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, together with the Term Sheets and all other exhibits and schedules thereto, the “Restructuring Support Agreement”), a copy of which (as in effect on the date hereof) is attached as Exhibit A hereto and which, among other things, (a) provides for a Restructuring of the Debtors pursuant to a partial prepackaged Plan to be filed in jointly administered voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), implementing the terms and conditions of the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement (the “Restructuring Term Sheet”), the Rights Offering and Equity Commitment Term Sheet attached as Exhibit B to the Restructuring Support Agreement (the “Rights Offering Term Sheet”), the DIP/Exit Facility Commitment attached as Exhibit C to the Restructuring Support Agreement (the “DIP/Exit Facility Commitment”), the Takeback Exit Term Loan Facility Term Sheet attached as Exhibit D to the Restructuring Support Agreement (the “Takeback Term Loan Term Sheet”), and the Governance Term Sheet attached as Exhibit 1 to the Restructuring Term Sheet (the “Governance Term Sheet”), and (b) requires that the parties thereto support the Restructuring in accordance with and subject to the terms thereof;

WHEREAS, in connection with the Restructuring, (a) solely in the event that the Non-Ascent Restructuring Toggle has not occurred, on the Plan Effective Date (as defined in the

Restructuring Support Agreement), (i) Ascent shall merge with and into Monitronics, with Reorganized Monitronics as the surviving entity and, as a result of the Merger, all assets of Ascent (including the Ascent Cash Amount) shall become assets of Reorganized Monitronics, (ii) the holders of Ascent’s common stock shall receive, pursuant to the Merger, New Common Stock in the amount of the Ascent Share Distribution on the terms and conditions set forth in the Restructuring Term Sheet and (iii) if the Net Cash Amount is less than $23 million (but not less than $20 million), the Backstop Commitment Shares shall include the Net Cash Shortfall Shares (as defined below) for an aggregate purchase price equal to the Net Cash Shortfall Amount, or (b) solely in the event that the Non-Ascent Restructuring Toggle has occurred, on the Plan Effective Date, (i) the Restructuring shall be consummated without Ascent’s participation and without consummation of the Merger, (ii) the holders of Ascent’s common stock shall not receive the Ascent Share Distribution, and (iii) the Backstop Commitment Shares shall include the Ascent Default Shares for an aggregate purchase price equal to $23 million;

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) the Plan and this Agreement, and in accordance with the Rights Offering Procedures (as defined below), Monitronics will conduct a rights offering (the “Rights Offering”) in which Monitronics will issue to the holders of the Notes (on a pro rata basis based on each holder’s percentage holdings of the total outstanding Notes), at no charge, rights (the “Rights”) entitling Cash Opt Out Noteholders to subscribe for and purchase (on a pro rata basis based on each Cash Opt Out Noteholder’s percentage holdings of the total outstanding Rights), in the aggregate, 44.80% of the total shares of New Common Stock to be issued as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan (the “Rights Offering Shares”), for an aggregate purchase price equal to $177 million (the “Aggregate Rights Offering Amount”) and at a per-share purchase price equal to the Exercise Price;

WHEREAS, in order to facilitate the Rights Offering and the Restructuring, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, (a) each of the Backstop Commitment Parties, severally and not jointly, has agreed (i) to fully honor such Backstop Commitment Party’s commitments with respect to the Put Option and (ii) upon exercise of the Put Option by Monitronics, to purchase on the Plan Effective Date, at the Exercise Price, such Backstop Commitment Party’s Backstop Commitment Percentage of the Backstop Commitment Shares, if any;

WHEREAS, in order to facilitate the Restructuring, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, each of the Equity Commitment Parties, severally and not jointly, has agreed to, on the Plan Effective Date, exchange an aggregate principal amount of Contributed Term Loans (as defined below) equal to such Equity Commitment Party’s Equity Commitment Percentage of the Equity Commitment Amount into such Equity Commitment Party’s Equity Commitment Percentage of the Equity Commitment Shares at the aggregate Exercise Price therefor.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company Parties and the Commitment Parties agree as follows:

1.                                      Rights Offering and Commitments.

1.1                               The Rights Offering; Purchase Notices.

(a)                                 On the terms and subject to the conditions set forth in this Agreement and the Rights Offering Procedures, Monitronics will commence the Rights Offering promptly (and in any event, within five (5) Business Days) following the Petition Date as part of the postpetition solicitation process for the Plan.  The Rights Offering shall be conducted by Monitronics and consummated on the terms and subject to the conditions set forth in, and in accordance with, the procedures to be filed with the Bankruptcy Court, which procedures (the “Rights Offering Procedures”) shall include the terms, conditions and provisions set forth in Exhibit B hereto, and shall otherwise be in form and substance acceptable to the Requisite Commitment Parties and consistent with the terms, conditions and provisions set forth in this Agreement and the Restructuring Support Agreement.  The total number of Rights Offering Shares to be offered for sale pursuant to the Rights Offering, and the total number of shares of New Common Stock to be issued as of the Plan Effective Date shall be mutually agreed by Monitronics and the Requisite Commitment Parties prior to commencement of the Rights Offering, provided that the aggregate Exercise Price for all Rights Offering Shares shall not be less than $177,000,000.

(b)                                 In the event the Merger Approvals are obtained, or the Ascent Stockholder Meeting is scheduled within the eight (8) Business Days prior to the anticipated Plan Effective Date, and the Company Parties, in their commercially reasonable judgment, determine that the Merger Approvals will be received, and the Non-Ascent Restructuring Toggle shall not have occurred, Ascent shall deliver (or cause to be delivered) to Monitronics, the Subscription Agent and each of the Backstop Commitment Parties, no later than the date that is eight (8) Business Days prior to the anticipated Plan Effective Date, a certificate, duly executed by the chief financial officer of Ascent and in form and substance reasonably acceptable to the Requisite Commitment Parties, that sets forth the actual Net Cash Amount as of such date (the “Net Cash Certificate”) and includes a covenant from Ascent whereby it agrees to use reasonable best efforts to ensure that the actual Net Cash Amount upon consummation of the Merger shall not be less than the Net Cash Amount set forth in such certificate.

(c)                                  Monitronics hereby agrees and undertakes to deliver (or cause the Subscription Agent to deliver) a Backstop Purchase Notice (as defined below) to each of the Backstop Commitment Parties, as promptly as practicable after the Rights Offering Expiration Time and the first to occur of the following (and in no event later than the date that is seven (7) Business Days prior to the Anticipated Plan Effective Date): (i) the occurrence of the Non-Ascent Restructuring Toggle; (ii) if the Merger Approvals have been obtained, Ascent’s delivery of the Net Cash Certificate to Monitronics or (iii) if the Merger Approvals have not been obtained and the Ascent Stockholder Meeting is scheduled within seven (7) Business Days prior to the anticipated Plan Effective Date, Ascent’s delivery of the Net Cash Certificate to Monitronics and the Company Parties’ determination, in their commercially reasonable judgment, that the Merger Approvals will be received.  As used herein, “Backstop Purchase Notice” means, with respect to any Backstop Commitment Party, a written notice that sets forth (i) the aggregate number of Rights Offering Shares that Rights Offering Participants validly elect to purchase in the Rights Offering and the aggregate Exercise Price therefor, (ii) if applicable, the aggregate number of Unsubscribed Shares and the aggregate Exercise Price therefore, (iii) if applicable, the aggregate number of Ascent Default Shares and the aggregate Exercise Price therefor, (iv) if applicable, the aggregate number of Net Cash Shortfall Shares and the aggregate Exercise Price therefor, (v) if applicable, the aggregate number of Backstop Commitment Shares to be issued and sold by Monitronics to such Backstop Commitment Party (based on its respective Backstop Commitment Percentage) and the aggregate Exercise Price therefor (as calculated based on clauses (i) through (v), in the aggregate, such Backstop Commitment Party’s “Backstop Commitment Share Purchase Price”) and (vi) if applicable, wire instructions for the Backstop Escrow Account to which such Backstop Commitment Party shall deliver and pay its respective Backstop Commitment Share Purchase Price obligation.  The Company shall direct the Subscription Agent to promptly provide any written backup, information and documentation relating to the information contained in the applicable Backstop Purchase Notice as any Backstop Commitment Party may reasonably request.

(d)                                 Monitronics hereby agrees and undertakes to deliver (or cause the Subscription Agent to deliver) to each of the Equity Commitment Parties, simultaneously with its delivery of the Backstop Purchase Notice to the Backstop Commitment Parties, a written notice (an “Equity Commitment Purchase Notice”) that (i) sets forth the aggregate number of Equity Commitment Shares to be issued and sold by Monitronics to such Equity Commitment Party (based on its respective Equity Commitment Percentage) and the aggregate Exercise Price therefor (such Equity Commitment Party’s “Equity Commitment Share Purchase Price”), (ii) includes the form of the instrument of assignment and/or other documentation, in form and substance reasonably acceptable to Monitronics and the Equity Commitment Parties, to be used by each Equity Commitment Party to deliver Contributed Term Loans to Monitronics in satisfaction of its respective Equity Commitment Share Purchase Price obligation (the “Contributed Term Loan Exchange Documentation”), and (iii) instructions for such Equity Commitment Party’s delivery into escrow (with the Subscription Agent or otherwise) of the Contributed Term Loan Documentation.

1.2                               Primary Commitments.

(a)                                 On the terms, subject to the conditions, and in reliance on the representations and warranties set forth in this Agreement (including the entry of the Agreement Order by the Bankruptcy Court and its becoming a Final Order), each of the Backstop Commitment Parties hereby agrees, severally and not jointly, to (i) exercise (or cause to be exercised) in full all of the Rights issued in the Rights Offering in respect of all Notes held by such Backstop Commitment Party as of the close of business on the date of this Agreement (the “Required Rights”), in accordance with the terms and conditions of the Rights Offering Procedures; (ii) purchase (or cause to be purchased) all of the Rights Offering Shares issuable pursuant to the exercise of such Required Rights, in accordance with the terms and conditions of the Rights Offering Procedures; and (iii) if applicable, comply fully with Section 1.2(b) with respect to any Transfer of Required Rights by or to such Commitment Party.  The obligations of the Backstop Commitment Parties under this Section 1.2 are several, not joint, obligations of the Backstop Commitment Parties, such that no Backstop Commitment Party shall be liable or otherwise responsible for the Primary Commitment of any other Backstop Commitment Party.

(b)                                 In the event that a Backstop Commitment Party or Required Rights Transferee (as defined below), in accordance with the terms and conditions set forth in the Rights Offering Procedures, proposes or purports to Transfer any Required Rights (including any Transfer of Notes to which Required Rights are attached) to any Person who is not a Backstop Commitment Party (a “Required Rights Transferee”), the Backstop Commitment Party or Required Rights Transferee, as applicable, shall not consummate such Transfer unless the Required Rights Transferee delivers to Monitronics and the Commitment Party Professionals a duly executed joinder, in substantially the form attached as Exhibit C hereto, or otherwise mutually acceptable to Monitronics and the Requisite Commitment Parties (a “Required Rights Joinder”), pursuant to which such transferee agrees to (i) exercise (or cause to be exercised) in full all such Required Rights, in accordance with the terms and conditions of the Rights Offering Procedures, (ii) purchase (or cause to be purchased) all of the Rights Offering Shares issuable pursuant to the exercise of such Required Rights in accordance with the terms and conditions of the Rights Offering Procedures and (iii) fully comply with this Section 1.2(b) with respect to any subsequent Transfer of any such Required Rights. Notwithstanding the foregoing, any Backstop Commitment Party or Required Rights Transferee may Transfer any of its Required Rights to an entity that is acting in its capacity as a Qualified Market-Maker (including to a Backstop Commitment Party acting in its capacity as a Qualified Market-Maker) without the requirement that the Qualified Market-Maker deliver a duly executed Required Rights Joinder; provided, however, that the Qualified Market-Maker subsequently Transfers all right, title and interest in such Required Rights to a transferee that deliver a duly executed Required Rights Joinder as provided above, and the Transfer documentation between the transferor Backstop Commitment Party or Required Rights Transferee, as applicable, and such Qualified Market-Maker shall contain a requirement that provides as such.  As used herein, “Qualified Market-Maker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Notes or Company Claims (as defined in the Restructuring Support Agreement), or enter with customers into long and/or short positions in Notes or Company Claims, in its capacity as a dealer or market maker in such Notes or Company Claims; and (ii) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.  Notwithstanding the foregoing, any Backstop Commitment Party or Required Rights Transferee who Transfers its Required Rights to a Qualified Market-Maker pursuant to this Section 1.2(b) hereby agrees that if such Qualified Market-Maker fails to exercise and to pay the Exercise Price for such Transferred Required Rights or a portion thereof, that such Backstop Commitment Party or Required Rights Transferee who Transferred the Required Rights shall be deemed to have exercised the Required Rights or the unexercised portion thereof and shall be obligated to fund the Exercise Price for such Required Rights or the unfunded portion thereof.

(c)                                  Each Backstop Commitment Party shall have until the Deposit Deadline to fund, into the Backstop Escrow Account, the aggregate Exercise Price for all Rights Offering Shares that such Backstop Commitment Party subscribes for in the Rights Offering, and such funding shall be deemed timely notwithstanding any earlier funding deadline as the Rights Offering Procedures may require with respect to other Rights Offering Participants.  Any Backstop Commitment Party that is also a First Lien Term Lender may, instead of delivering cash to pay the full amount of the aggregate Exercise Price for the Rights Offering Shares that it elects to purchase pursuant to the exercise of its Rights, pay such aggregate Exercise Price by (i) (A) tendering to Monitronics an aggregate principal amount of its Term Loans (excluding any

Contributed Term Loans), in an amount not to exceed its ratable portion of the Effective Date Pay Down, on a dollar-for-dollar basis, in lieu of submitting cash to pay the Exercise Price for such Rights Offering Shares and (B) waiving its ratable portion of the Effective Date Pay Down, and (ii) paying cash for the remainder of the aggregate Exercise Price, if any, for such Rights Offering Shares.

1.3                               Backstop Commitments.

(a)                                 On the terms, subject to the conditions, and in reliance on the representations and warranties set forth in this Agreement (including the entry of the Agreement Order by the Bankruptcy Court and its becoming a Final Order), each of the Backstop Commitment Parties hereby agrees, severally and not jointly, upon exercise of the Put Option to purchase on the Plan Effective Date, at the aggregate Exercise Price therefor, its Backstop Commitment Percentage of (i) all Unsubscribed Shares, (ii) solely in the event that the Non-Ascent Restructuring Toggle occurs, a number of shares equal to the quotient (rounded to the nearest whole share) of $23,000,000 divided by the Exercise Price (the “Ascent Default Shares”) for an aggregate purchase price equal to $23 million and (iii) solely in the event that the Non-Ascent Restructuring Toggle shall not have occurred and the Net Cash Amount is less than $23,000,000 (but not less than $20,000,000), a number of shares equal to the quotient (rounded to the nearest whole share) of (x) $23,000,000 less the Net Cash Amount, divided by (y) the Exercise Price (the “Net Cash Shortfall Shares”) for an aggregate purchase price equal to the Net Cash Shortfall Amount.  The Backstop Commitments are several, not joint, obligations of the Backstop Commitment Parties, such that no Backstop Commitment Party shall be liable or otherwise responsible for the Backstop Commitment of any other Backstop Commitment Party.  The Unsubscribed Shares, Ascent Default Shares and Net Cash Shortfall Shares, as applicable, that each of the Backstop Commitment Parties is required to purchase pursuant to this Section 1.3(a) are collectively referred to herein as such Backstop Commitment Party’s “Backstop Commitment Shares”.

(b)                                 At least two (2) Business Days prior to the Plan Effective Date (the “Deposit Deadline”), each Backstop Commitment Party shall, severally and not jointly, deposit into the Backstop Escrow Account (as defined below), by wire transfer of immediately available funds pursuant to wire instructions set forth in the Backstop Purchase Notice, an amount equal to such Backstop Commitment Party’s Backstop Commitment Share Purchase Price. As used herein, “Backstop Escrow Account” means an escrow account established with a bank or trust company approved by Monitronics and each of the Backstop Commitment Parties (the “Backstop Escrow Agent”), pursuant to an escrow agreement to be entered into between Monitronics, the Backstop Commitment Parties and the Backstop Escrow Agent, in form and substance reasonably satisfactory to the Requisite Commitment Parties and Monitronics (the “Backstop Escrow Agreement”); provided, however, that in lieu of such an escrow account with a bank or trust company, Monitronics and the Requisite Commitment Parties may mutually agree to use a segregated bank account established by the Subscription Agent, in which event such segregated account shall constitute the “Backstop Escrow Account” and the Subscription Agent shall constitute the “Backstop Escrow Agent” for all purposes of this Agreement.

(c)                                  In the event that a Backstop Commitment Party defaults (a “Backstop Default”) on its obligation to deposit its Backstop Commitment Share Purchase Price into the

Backstop Escrow Account by the Deposit Deadline pursuant to Section 1.3(b) hereof or materially breaches any other covenant made by such Backstop Commitment Party in this Agreement, or any representation or warranty made by a Backstop Commitment Party in this Agreement is materially incorrect when made or deemed to be made (each such Backstop Commitment Party, a “Defaulting Backstop Commitment Party”), then each Backstop Commitment Party that is not a Defaulting Backstop Commitment Party (each, a “Non-Defaulting Backstop Commitment Party”) shall have the right (the “Default Purchase Right”), but not the obligation, to commit to purchase, at the aggregate Exercise Price therefor, up to its Adjusted Commitment Percentage of all Backstop Commitment Shares required to be purchased by the Defaulting Backstop Commitment Party pursuant to Section 1.3(a) but with respect to which such Defaulting Backstop Commitment Party did not make the required deposit in accordance with Section 1.3(b).  As soon as practicable after a Backstop Default, but in any event, within one (1) Business Day after the Deposit Deadline, Monitronics shall send a written notice to each Non-Defaulting Backstop Commitment Party, specifying (i) the number of Backstop Commitment Shares subject to any Backstop Default (the “Default Shares”) and (ii) the maximum number of Default Shares such Non-Defaulting Backstop Commitment Party is entitled to purchase (determined in accordance with the first sentence of this Section 1.3(c)).  Each Non-Defaulting Backstop Commitment Party will have one (1) Business Day after receipt of such notice to elect to exercise its Default Purchase Right by notifying Monitronics in writing of its election and specifying the maximum number of Default Shares that it is electing to purchase (up to the maximum number of Default Shares such Non-Defaulting Backstop Commitment Party is entitled to purchase pursuant to the first sentence of this Section 1.3(c)).  If any Non-Defaulting Backstop Commitment Party elects to purchase less than the maximum number of Default Shares such Non-Defaulting Backstop Commitment Party is entitled to purchase pursuant to the first sentence of this Section 1.3(c) (or does not timely elect to purchase any such Default Shares), then the Default Shares that such Non-Defaulting Backstop Commitment Party does not elect to purchase shall be allocated among the Non-Defaulting Backstop Commitment Parties who wish to commit to purchase such Default Shares on a pro rata basis based on the respective Adjusted Commitment Percentages of such Non-Defaulting Backstop Commitment Parties (such allocation and commitment to purchase to be made by utilizing the same procedures set forth in the two immediately preceding sentences, and repeated until there are no Default Shares remaining to be purchased or until there are no Non-Defaulting Backstop Commitment Party who wish to commit to purchase such Default Shares).  Each Non-Defaulting Backstop Commitment Party hereby agrees, severally and not jointly, to deposit into the Backstop Escrow Account pursuant to the Backstop Escrow Agreement, by wire transfer of immediately available funds, an amount equal to the product of (x) the Exercise Price and (y) the Default Shares that such Non-Defaulting Backstop Commitment Party commits to purchase in accordance with this Section 1.3(c), if any, no later than 2:00 p.m., New York City time on the date prior to the Plan Effective Date.  The Default Shares with respect to which each of the Backstop Commitment Parties deposits funds into the Backstop Escrow Account pursuant to this Section 1.3(c), if any, are referred to herein as such Backstop Commitment Party’s “Additional Shares” and, together with its Backstop Commitment Shares, such Backstop Commitment Party’s “Backstop Shares”.  For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Section 1.3(c), no provision of this Agreement shall relieve any Defaulting Backstop Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 12.9, in connection with any such Defaulting Backstop

Commitment Party’s Commitment Party Default. Any Defaulting Backstop Commitment Party shall be liable to each Backstop Commitment Party that is not a Defaulting Backstop Commitment Party, and to the Company Parties, as a result of any breach of its obligations hereunder.

(d)                                 Notwithstanding anything to the contrary in this Agreement (but without limiting the provisions of Section 12.1 hereof), any Backstop Commitment Party, in its sole discretion, may designate by written notice to Monitronics no later than two (2) Business Days prior to the Closing that some or all of the Backstop Shares be issued in the name of, and delivered to, one or more of its controlled Affiliates or Related Funds. Such written notice of designation shall (i) be addressed to the Monitronics and signed by such Backstop Commitment Party and such controlled Affiliate or Related Fund, (ii) specify the number of Backstop Shares to be delivered to or issued in the name of such controlled Affiliate or Related Fund and (iii) contain a confirmation by such controlled Affiliate or Related Fund of the accuracy of the representations set forth in Sections 3.3 through 3.5 as applied to such controlled Affiliate or Related Fund; provided, that no such designation pursuant to this Section 1.3(d) shall relieve such Backstop Commitment Party from its obligations under this Agreement.

(e)                                  The Backstop Commitment Parties agree and acknowledge that the initial Backstop Commitment Percentages set forth in the Backstop Commitment Schedule as in effect on the Execution Date were generally calculated based on the relative amounts of Notes held by each of the Backstop Commitment Parties as of the RSA Effective Date (for each Backstop Commitment Party, its “Initial Backstop Notes”).  In the event that on or prior to the date that is seven (7) days after the RSA Effective Date, one or more Backstop Commitment Parties acquires additional Notes (for each Backstop Commitment Party, its “Additional Backstop Notes”), the Requisite Commitment Parties may, by written notice given to the Debtors and the Commitment Party Professionals within ten (10) Business Days after the RSA Effective Date, require that (i) the Backstop Commitment Percentages for such Backstop Commitment Parties (each, an “Additional Backstop Note Party”) be increased proportionally (to reflect the net principal amount of the additional Notes that it acquired as compared to its Initial Backstop Notes) and (ii) the initial Backstop Commitment Percentages of the other Backstop Commitment Parties shall be correspondingly decreased pro rata as necessary to provide for such increases to the Backstop Commitment Percentages of the Additional Backstop Note Parties, in which case the Backstop Commitment Schedule shall thereupon be revised accordingly and a copy of such revised Backstop Commitment Schedule shall be delivered promptly to Monitronics and each of the Backstop Commitment Parties. For the avoidance of doubt, a Backstop Commitment Party’s sale of all or any portion of its Initial Backstop Notes during such seven (7)-day period shall not result in any decrease in such Backstop Commitment Party’s initial Backstop Commitment Percentage.  Any revisions to the Backstop Commitment Schedule pursuant to this Section 1.3(e) shall not be deemed an amendment to this Agreement and shall not be subject to Section 10 hereof. As used herein, “Initial Backstop Notes” means, with respect to any Backstop Commitment Party, the aggregate principal amount of Notes held by it on the RSA Effective Date.

1.4                               Equity Commitment.

(a)                                 On the terms, subject to the conditions, and in reliance on the representations and warranties set forth in this Agreement (including the entry of the Agreement Order by the Bankruptcy Court and its becoming a Final Order), each of the Equity Commitment Parties hereby agrees, severally and not jointly, that (i) it shall deliver the Contributed Term Loan Exchange Documentation into escrow, in accordance with the Equity Commitment Purchase Notice, at least one (1) Business Day prior to the Plan Effective Date and (ii) on the Plan Effective Date, an aggregate principal amount of Term Loans held by such Equity Commitment Party and/or one or more of its Affiliates or Related Funds (which shall equal $100 million in Term Loans for all Equity Commitment Parties) (the “Contributed Term Loans”) equal to such Equity Commitment Party’s respective Equity Commitment Share Purchase Price shall, without any further action on the part of such Equity Commitment Party, mandatorily be exchanged for a number of Equity Commitment Shares equal to the quotient of such Equity Commitment Share Purchase Price divided by the Exercise Price. The Contributed Term Loans shall be treated as equal to cash on a dollar-for-dollar basis based on the aggregate principal amount of such Contributed Term Loans (it being understood and agreed that (A) the principal amount of all such Contributed Term Loans shall continue to accrue interest, at the applicable rate, through the Plan Effective Date and (B) all accrued and unpaid interest, at the applicable rate, on such Contributed Term Loans as of the Plan Effective Date shall be paid in full in cash on the Plan Effective Date pursuant to the Plan).  The per share purchase price for the Equity Commitment Shares shall be the same as the Exercise Price.  The Equity Commitments of the Equity Commitment Parties are several, not joint, obligations of the Equity Commitment Parties, such that no Equity Commitment Party shall be liable or otherwise responsible for the Equity Commitment of any other Equity Commitment Party.

(b)                                 Notwithstanding anything to the contrary in this Agreement (but without limiting the provisions of Section 12.1 hereof), any Equity Commitment Party, in its sole discretion, may designate by written notice to Monitronics no later than two (2) Business Days prior to the Closing that some or all of the Equity Commitment Shares be issued in the name of, and delivered to, one or more of its controlled Affiliates or Related Funds. Such written notice of designation shall (i) be addressed to Monitronics and signed by such Equity Commitment Party and such controlled Affiliate or Related Fund, (ii) specify the number of Equity Commitment Shares to be delivered to or issued in the name of such controlled Affiliate or Related Fund and (iii) contain a confirmation by such controlled Affiliate or Related Fund of the accuracy of the representations set forth in Sections 3.3 through 3.5 as applied to such controlled Affiliate or Related Fund; provided, that no such designation pursuant to this Section 1.4(b) shall relieve such Equity Commitment Party from its obligations under this Agreement.

1.5                               Closing.  The closing of the purchase and sale of Rights Offering Shares (including with respect to the Backstop Shares) and the exchange of Contributed Term Loans for Equity Commitment Shares hereunder (the “Closing”) will occur at 10:00 a.m., New York City time (or at such other time as is mutually agreed by the Company Parties and the Requisite Commitment Parties), on the Plan Effective Date.  At the Closing, (i) the Backstop Escrow Agent shall distribute the funds held in the Backstop Escrow Account to Monitronics in accordance with the terms of the Backstop Escrow Agreement by wire transfer of immediately available funds to an account designated by Monitronics pursuant to wire instructions previously provided by Monitronics to the Backstop Escrow Agent no later than at least two (2) Business Days prior to the anticipated Plan Effective Date, (ii) Monitronics shall issue the Rights Offering Shares (including the Rights Offering Shares that Backstop Commitment Parties subscribe for pursuant to their Primary Commitments) in accordance with the Rights Offering Procedures, and (iii) Monitronics shall deliver to each Commitment Party the Backstop Shares and/or Equity Commitment Shares, as applicable, to be issued to such Commitment Party by Monitronics pursuant to this Agreement and such other certificates, counterparts to agreements, documents or instruments that Monitronics is required to deliver to such Commitment Party pursuant to Section 6.1 hereof.  The agreements, instruments, certificates and other documents to be delivered on the Plan Effective Date by or on behalf of the Company Parties will be delivered to the Commitment Parties at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038.

1.6                               Put Option Premium.  The Debtors and the Commitment Parties hereby acknowledge that, (a) as consideration for the Put Option, the Debtors shall issue to the Backstop Commitment Parties (or their designees) on the Plan Effective Date their ratable shares, based on the Backstop Commitment Parties’ respective Backstop Commitment Percentages on the Plan Effective Date, of New Common Stock representing 4.05% of the total shares of New Common Stock to be issued as of the Plan Effective Date, subject to dilution by the Post Emergence Incentive Plan (the “Backstop Put Option Premium”, and such shares, the “Backstop Put Option Premium Shares”), and (b) as consideration for the granting to Monitronics of the right to sell and cause the Equity Commitment Parties to purchase the Equity Commitment Shares in exchange for the Equity Commitment Parties funding their Equity Commitments pursuant to the terms of this Agreement, subject to the below, the Debtors shall issue to the Equity  Commitment Parties (or their designees) on the Plan Effective Date their ratable shares, based on the Equity Commitment Parties’ respective Equity Commitment Percentages on the Plan Effective Date, of New Common Stock representing 2.02% of the total shares of New Common Stock to be issued as of the Plan Effective Date, subject to dilution by the Post Emergence Incentive Plan (the “Equity Put Option Premium” and, together with the Backstop Put Option Premium, the “Put Option Premium”, and such shares, the “Equity Put Option Premium Shares” and, together with the Backstop Put Option Premium Shares, the “Put Option Premium Shares”)); provided, however, that (i) no Defaulting Backstop Commitment Party shall be entitled to receive any Backstop Put Option Premium Shares and (ii) any Non-Defaulting Backstop Commitment Party that purchases Default Shares of a Defaulting Backstop Commitment Party shall be entitled to receive a number of additional Backstop Put Option Premium Shares equal to the product (rounded down to the nearest whole shares) of (x) the number of Backstop Put Option Premium Shares that would have been issued to such Defaulting Backstop Commitment Party if such Defaulting Backstop Commitment Party had not committed a Backstop Default and (y) a fraction, the numerator of which is the number of Default Shares of such Defaulting Backstop Commitment Party which such Non-Defaulting Backstop Commitment Party purchases and the denominator of which is the aggregate number of Default Shares of such Defaulting Backstop Commitment Party.  The Debtors hereby further acknowledge and agree that the Put Option Premium Shares (i) shall be, upon entry of the Agreement Order, fully earned as of the Execution Date (but to be issued only at the Closing), (ii) shall not be refundable under any circumstance or creditable against any other amount paid or to be paid in connection with this Agreement or any of the Contemplated Transactions or otherwise, (iii) shall be issued without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim,

(iv) shall be issued free and clear of any withholding or deduction for any applicable Taxes, and (vi) shall be treated for U.S. federal income Tax purposes as a premium for an option to (x) sell and cause the Backstop Commitment Parties to purchase the Backstop Commitment Shares and (y) sell and cause the Equity Commitment Parties to purchase the Equity Commitment Shares.

1.7                               Transaction Expenses.  Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated unless the Commitment Parties are in breach of this Agreement, the Debtors shall reimburse or pay, as the case may be, the Transaction Expenses as follows:  (a) all accrued and unpaid Transaction Expenses incurred up to (and including) the Execution Date (the “Initial Transaction Expenses”) shall be paid in full on the Execution Date, (b) prior to the Petition Date and after the Execution Date, all accrued and unpaid Transaction Expenses shall be paid in full on a regular and continuing basis promptly (but in any event within five (5) Business Days) after invoices are presented to the Debtors, (c) after the Petition Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of the entry by the Bankruptcy Court of the Agreement Order shall be paid in full within five (5) Business days of the date of the entry by the Bankruptcy Court of the Agreement Order, (d) after the date of the entry by the Bankruptcy Court of the Agreement Order, all accrued and unpaid Transaction Expenses shall be paid in full on a regular and continuing basis promptly (but in any event within five (5) Business Days) after invoices are presented to the Debtors without Bankruptcy Court review or further Bankruptcy Court order, and (e) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall be paid in full promptly (but in any event within five (5) Business Days) after invoices are presented to the Debtors without Bankruptcy Court review or further Bankruptcy Court order; provided, however, that the payment of the Transaction Expenses under the circumstances set forth in clauses (c), (d) and (after the Petition Date) (e) above shall be subject to the terms of the Agreement Order.  All such Transaction Expenses of a Commitment Party shall be paid by the Debtors to such Commitment Party (or its designee) by wire transfer of immediately available funds to the account(s) specified by such Commitment Party.  The Transaction Expenses shall constitute allowed administrative expenses against the Debtors’ estates under the Bankruptcy Code.  The terms set forth in this Section 1.7 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated.  The obligations set forth in this Section 1.7 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.5 and 8 hereof.

2.                                      Representations and Warranties of the Company Parties.  Each of the Company Parties hereby, jointly and severally, represent and warrant to the Commitment Parties as set forth below.  Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Plan Effective Date:

2.1                               Organization of the Company Parties.  Each Company Party is a duly organized and validly existing corporation, limited liability company or partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization.  Each Company Party is duly qualified or registered to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.2                               Authority; No Conflict.

(a)                                 Each Company Party (i) has the requisite corporate, partnership or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement, and to enter into, execute and file with the Bankruptcy Court the Plan and (B) subject to the entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, to perform and consummate the Contemplated Transactions and the transactions contemplated under the Plan, and (ii) has taken all necessary corporate, partnership or limited liability company (as applicable) action required for (A) the due authorization, execution and delivery of this Agreement, (B) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (C) the performance and consummation of the Contemplated Transactions and the transactions contemplated under the Plan.  This Agreement has been duly executed and delivered by each Company Party.  Subject to the entry of the Agreement Order, this Agreement constitutes the legal, valid and binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms.  Subject to entry of the Confirmation Order and the expiration or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), the Plan constitutes the legal, valid and binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms.

(b)                                 Neither the execution and delivery by the Company Parties of this Agreement, the execution or filing with the Bankruptcy Court of the Plan nor the performance or consummation by the Company Parties of any of the Contemplated Transactions or any of the transactions contemplated under the Plan will, directly or indirectly (with or without notice or lapse of time or both):

(i)                                     contravene, conflict with or result in a violation of any provision of the Organizational Documents of any Company Party;

(ii)                                  contravene, conflict with or result in a violation of any existing Law or Order as in effect on the Execution Date and/or as in effect on the Plan Effective Date to which any Company Party or any of its Subsidiaries, or any of the properties, assets, rights or interests owned or used by any Company Party or any of its Subsidiaries, may be subject;

(iii)                               contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which any Company Party or any of its Subsidiaries is a party or which any Company Party’s or any of its Subsidiaries’ properties, assets, rights or interests are bound as in effect immediately prior to the Closing; or

(iv)                              result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights, interests or businesses owned or used by any Company Party or any of its Subsidiaries that will not be released and discharged pursuant to the Plan;

except, in the case of clauses (ii), (iii) and (iv) above, where such occurrence, event or result (x) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (y) arises as a result of the filing of the Chapter 11 Cases or the discharge or compromise of claims as a result thereof.

(c)                                  Subject to the Approvals and except as set forth on Schedule 2.2(c), none of the Company Parties will be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the Backstop Escrow Agreement, or the execution and filing with the Bankruptcy Court of the Plan, or the performance or consummation of any of the Contemplated Transactions or any of the transactions contemplated under the Plan, except any of the foregoing that are required to be given, made or obtained under Law in connection with the Chapter 11 Cases or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.3                               Proceedings.  There are no pending, outstanding or, to the Knowledge of Monitronics, threatened Proceedings to which any Company Party or any of its Subsidiaries is a party or to which any properties, assets, rights or interests of any of them are subject, except for (a) following the Petition Date, claims of creditors or parties in interest in the Chapter 11 Cases and (b) Proceedings that if adversely determined to such Company Party or any of its Subsidiaries would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.4                               Brokers or Finders.  Neither any Company Party nor any of its Subsidiaries has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the Backstop Escrow Agreement, the Plan or any of the Contemplated Transactions or any of the transactions contemplated under the Plan.

2.5                               Exemption from Registration.  Each of the Specified Issuances will be exempt from the registration and prospectus delivery requirements of the Securities Act.

2.6                               Issuance.  As of the Closing Date, all issued and outstanding Equity Securities shall have been duly authorized and validly issued and shall be fully paid and non-assessable, and such Equity Securities shall be available for issuance to each Commitment Party by all necessary corporate action and, when issued in accordance with the terms of this Agreement and the other applicable Definitive Documents, shall be validly issued and shall be fully paid and non-assessable and free and clear of any Encumbrance or charge of any kind, or an agreement, arrangement or obligation to create any Encumbrance or taxes and (except as set forth in the Registration Rights Agreement and the Governance Documents) the issuance of such Equity Securities will not be subject under any other agreement to the preemptive or other similar rights of any security holder of Monitronics.

2.7                               No Violation or Default.  Neither any Company Party nor any of its Subsidiaries is in violation of its Organizational Documents.  Neither any Company Party nor any of its Subsidiaries is:  (a) as of the Execution Date, and except for any defaults arising as a result of the Chapter 11 Cases and except for the Specified Defaults (as defined in the Forbearance Agreements), in default, and no event has occurred that, with notice or lapse of time or both, would constitute a default, in the performance or observance of any term, covenant or condition contained in any Contract to which such Company Party or any of its Subsidiaries is a party or by which such Company Party or any of its Subsidiaries is bound or to which any of the properties, assets, rights or interests of such Company Party or any of its Subsidiaries is subject; or (b) in violation of any Law or Order, except, in the case of clauses (a) and (b) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.8                               Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company Parties owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of Monitronics, none of the Company Parties, nor any IP Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid IP Rights of any Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of Monitronics, threatened.

2.9                               Licenses and Permits.  (a) Each Company Party and its Subsidiaries possess all licenses, certificates, permits, and other authorizations issued by, have made all declarations and filings with, and have given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership or lease of their respective properties or assets, or the conduct or operation of their respective businesses, as owned, leased, conducted or operated as of the Execution Date and as of the Plan Effective Date, except where the failure to possess, make or give any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) as of the Execution Date and the Plan Effective Date, neither any Company Party nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit, or authorization, or has any reason to believe that any such license, certificate, permit, or authorization will not be renewed in the ordinary course, or that any such renewal will be materially impeded, delayed, hindered or burdensome to obtain, except to the extent that any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.10                        Compliance With ERISA.

(a)                                 Schedule 2.10(a) hereto sets forth a complete and accurate list of all employee benefit, compensation and incentive plans, practices, programs, arrangements and agreements (including, but not limited to, employee benefit plans within the meaning of Section 3(3) of ERISA), whether cash or equity, written or unwritten, maintained, administered or contributed to by any Company Party or any of its Affiliates, for or on behalf of any employees or former employees of such Company Party or any of its Affiliates, or for which any Company Party or any of its Affiliates has or could reasonably be expected to have liabilities (all such plans, practices, programs, arrangements and agreements, the “Benefit Plans” and each a “Benefit Plan”).  The Company Parties and their Affiliates have provided the Commitment Parties with true, correct and complete copies (or, to the extent no such copy exists or the Benefit Plan is not in writing, an accurate written description) of each Benefit Plan and, as requested by the Commitment Parties, all material documentation relating thereto.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Benefit Plan has been maintained in compliance in all material respects with its terms and the requirements of any applicable Laws or Orders, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).  Except as would not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect, none of the Benefit Plans are, and neither the Company Parties, any of their respective Subsidiaries nor any of their respective ERISA Affiliates maintain, contribute to, or have an obligation to contribute to, or in the past six (6) years has maintained, contributed to, or had an obligation to contribute to, or has or could reasonably be expected to have any liability with respect to, (i) a plan subject to Title IV of ERISA or Sections 412 of the Code, (ii) a multiemployer plan (within the meaning of Section 4001(3) of ERISA or 413(c) of the Code), (iii) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides for benefits following termination of service, other than as required by the law known as COBRA (at the sole cost of the participant or eligible dependent), (iv) a plan maintained by more than one employer within the meaning of Section 413(c) of the Code, (v) a plan subject to Sections 4063 or 4064 of ERISA, or (vi) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company Parties, nor their Subsidiaries or ERISA Affiliates, nor, to the Knowledge of Monitronics, any other “party in interest” or “disqualified person” with respect to any Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan which, individually or in the aggregate, could reasonably be expected to result in a tax or penalty imposed by Section 4975 of the Code or Sections 501, 502 or 510 of ERISA.  To the Knowledge of Monitronics, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable laws in connection with the administration or investment of the assets of any Benefit Plan.

(c)                                  Except for as provided in Schedule 2.10(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the Rights Offering and the Restructuring) may (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company Parties and their Affiliates; (ii) increase any compensation or benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.  No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from the Company Parties or their Affiliates with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(d)                                 All liabilities or expenses of the Company Parties, and their Affiliates, in respect of any Benefit Plan (including workers compensation) which have not been paid, have been properly accrued on their respective most recent financial statements in compliance with GAAP.  All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, or in accordance with applicable law, as of the date hereof have been timely made or reflected on the applicable company’s financial statements in accordance with GAAP.

2.11                        No Unlawful Payments.  Since January 1, 2017, to the Knowledge of Monitronics, neither any Company Party nor any of its Subsidiaries, nor any current or former director, officer or management employee of any Company Party or any of its Subsidiaries has, directly or indirectly:  (a) offered, paid, delivered or otherwise used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) offered, delivered or made any direct or indirect unlawful payment to any official or employee of a Governmental Body; (c) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (d) offered, delivered, made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.12                        Absence of Certain Changes or Events.  Since March 31, 2019,  (a) each Company Party and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices; (b) except as otherwise required by Law or GAAP (as defined below), there has not been any change with respect to any finance or tax accounting elections, methods, principles or practices of any Company Party or any of its Subsidiaries; (c) each of the Company Parties (and each of the Company Parties shall cause Ascent to) file the Company SEC Documents within the time periods required under the Exchange Act, in each case in accordance with ordinary course practices and (d) neither any Company Party nor any of its Subsidiaries has incurred any damage, destruction, loss or casualty (not covered by insurance) to its property or assets with a value, individually or in the aggregate, in excess of $1,000,000.  Since March 31, 2019, there has not been any Material Adverse Effect.

2.13                        Title to Real and Personal Property.

(a)                                 Real Property.  Each of the Company Parties has good and defensible title to its respective real properties, in each case, except for Permitted Encumbrances and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Monitronics, all such properties and assets are free and clear of Encumbrances, except for Permitted Encumbrances and except for such Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Leased Real Property.  Each of the Company Parties is in compliance with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Persons has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Company Parties enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Personal Property.  Except to the extent such failure would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Company Parties have good title to, free and clear of any and all Encumbrances, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted and such properties, (i) are in the possession or control of the applicable Company Party, as appropriate; and (ii) are in good and operable condition and repair, reasonable wear and tear excepted.

2.14                        Financial Statements.  Each of the audited consolidated balance sheet of Monitronics and its Subsidiaries as of December 31, 2018, and the related consolidated statements of operations, stockholders’ (deficiency) equity and cash flows for the twelve-month period then ended (the “Financial Statements”), (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby; and (ii) fairly present in all material respects the consolidated financial condition, stockholders’ equity and results of operations and cash flows of Monitronics and its Subsidiaries as of the respective dates thereof and for the periods referred to therein.

2.15                        Tax Matters.

(a)                                 (i) All material tax returns required to be filed by or on behalf of any Company Party or any of its Subsidiaries, or any Affiliated Group of which any Company Party or any of its Subsidiaries is or was a member, have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (ii) all material taxes payable by or on behalf of any Company Party or any of its Subsidiaries either directly, as part of the consolidated tax return of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for taxes have been provided in the balance sheet included as part of the 2018 Financial Statements in respect of any period for which tax returns have not yet been filed or for which taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of taxes (including any applicable statute of limitations) has been executed or filed with the IRS or any other Governmental Body by or on behalf of any Company Party or any of its Subsidiaries and no power of attorney in respect of any tax matter is currently in force.

(b)                                 Each Company Party and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of taxes and have duly and timely withheld from employee salaries, wages, and other compensation and have paid over to the appropriate taxing authorities or other applicable Governmental Bodies all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c)                                  (i) All material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other Governmental Body of the tax returns of or covering or including any Company Party or any of its Subsidiaries have been fully paid, and there are no other material audits or investigations by any taxing authority or any other Governmental Body in progress, nor has any Company Party or any of its Subsidiaries received notice from any taxing authority or other applicable Governmental Body that it intends to conduct such an audit or investigation; (ii) no issue has been raised by a federal, state, local, or foreign taxing authority or other applicable Governmental Body in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period; and (iii) there are no Encumbrances for taxes with respect to any Company Party or any of its Subsidiaries, or with respect to the assets or business of any Company Party or any of its Subsidiaries, nor is there any such Encumbrance that is pending or threatened, other than Permitted Encumbrances.

(d)                                 None of the tax returns of any Company Party contain any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign tax Law).  No Company Party has entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of state Law.

2.16                        Labor and Employment Compliance.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Party and each of its Subsidiaries is in compliance with all applicable Laws or Orders respecting employment and employment practices, including all Laws and Orders regulating the terms and conditions of employment, wages and hours, fair labor standards, workers compensation, disability, immigration, labor and equal employment opportunity.

(b)                                 There is no material Proceeding pending before any Governmental Body or, to the Knowledge of Monitronics, threatened against any Company Party or any of its Subsidiaries alleging any employment-related claim, including unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour or any other employment related matter arising under applicable Laws or Orders.

(c)                                  Neither the Company Parties nor any of their Subsidiaries is a party to or bound by any material labor agreement, union contract or collective bargaining agreement respecting the employees of the Company Parties or any of its Subsidiaries; there is no material union organizing, labor strike, dispute, slow-down or work stoppage actually pending or, to the Knowledge of Monitronics, threatened against or involving any employees of any Company Party or any of its Subsidiaries.  None of the employees of any Company Party or any of its Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any Company Party or any of its Subsidiaries.

(d)                                 Each individual currently providing services to any of the Company Parties or their Subsidiaries, or who have provided services to the Company Parties or any of their Subsidiaries in the preceding three years have been properly classified as an employee or an independent contractor, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company Parties and their Affiliates have no direct or indirect material liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(e)                                  Except as provided on Schedule 2.16(e) hereto, neither the Company Parties nor any of their Subsidiaries have effectuated an event giving rise to a notice obligation including a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, or any analogous state or local Law, affecting, in whole or in part, any site of employment, facility or operating unit of the Company Parties or any of their Subsidiaries.

(f)                                   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of Monitronics, no employees of the Company Party or any of its Subsidiaries are, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, or non-competition agreement with the Company Party or any of its Subsidiaries.  To the Knowledge of Monitronics, no employee of the Company Party or any of its Subsidiaries is, in any material respect, in violation of the terms of any restrictive covenant with any third party, including any former employer relating to the right of any such employee to be employed by the Company Party or any of its Subsidiaries or to the use of trade secrets or proprietary information of others and, to the Knowledge of Monitronics, no such claims are threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.17                        Product Liability.  Neither any Company Party nor any of its Subsidiaries has received any notice relating to any claim involving use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by such Company Party or any of its Subsidiaries, including for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose of use, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws pertaining to products liability matters, other than any such notice relating to claim that would not, individually or in the aggregate with other notices of claims, reasonably be expected to have a Material Adverse Effect.

2.18                        Company SEC Documents.  Since December 31, 2018, each of Ascent and Monitronics has filed all required reports, schedules, forms and statements with the SEC.  As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents that have been filed as of the date of this Agreement complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents.  Each of Ascent and Monitronics has filed with the SEC all Material Contracts that are required to be filed as exhibits to the Company SEC Documents that have been filed as of the date of this Agreement.  No Company SEC Document that has been filed prior to the date of this Agreement, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.19                        Internal Control Over Financial Reporting.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of Ascent and Monitronics has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of Monitronics, there are no weaknesses in the Ascent’s or Monitronics’ internal control over financial reporting as of the date hereof.

2.20                        Disclosure Controls and Procedures.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of Ascent and Monitronics maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Ascent or Monitronics in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Ascent or Monitronics in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Ascent or Monitronics as appropriate to allow timely decisions regarding required disclosure.

2.21                        Compliance with Money Laundering Laws.  The operations of the Company Parties are and, since December 31, 2018 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company Parties operate (and the rules and regulations promulgated thereunder) and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Body or any arbitrator involving any of the Company Parties with respect to Money Laundering Laws, which is (or would be) reasonably expected to have a Material Adverse Effect, is pending or, to the Knowledge of Monitronics, threatened.

2.22                        Compliance with Sanctions Laws.  None of the Company Parties nor, to the Knowledge of Monitronics, any of their respective directors, officers, employees or other

Persons acting on their behalf with express authority to so act is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.  The Company Parties will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any other Company Party, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of Monitronics, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

2.23                        Investment Company Act.  None of the Company Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that none of the Company Parties comes within the basic definition of ‘investment company’ under section 3(a)(1) of the Investment Company Act.

2.24                        Arm’s Length.  Each Company Party acknowledges and agrees that the Commitment Parties are acting solely in the capacity of arm’s length contractual counterparties to the Company Parties with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Company Parties or any other Person.  Additionally, the Commitment Parties are not advising the Company Parties or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  Each Company Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the other Contemplated Transactions, and the Commitment Parties shall have no responsibility or liability to any Company Party with respect thereto.  Any review by the Commitment Parties of the Company Parties, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Company Parties.

3.                                      Representations and Warranties of the Commitment Parties.  Each Commitment Party, in each case severally and not jointly and solely with respect to itself, hereby represents and warrants to the Company Parties as set forth below.  Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Plan Effective Date:

3.1                               Organization of Such Commitment Party.  Such Commitment Party is duly organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

3.2                               Authority; No Conflict.

(a)                                 Such Commitment Party (i) has the requisite corporate, partnership or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement, and (B) to perform and consummate the transactions contemplated hereby, and (ii) has taken all necessary corporate, partnership or limited liability company (as applicable) action required for (A) the due authorization, execution and delivery of this Agreement and (B) the performance and consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Commitment Party.  This Agreement constitutes the legal, valid and binding obligation of such Commitment Party, enforceable against such Commitment Party, as applicable, in accordance with its terms.

(b)                                 Neither the execution and delivery by such Commitment Party of this Agreement nor the performance or consummation by such Commitment Party, of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Commitment Party;

(ii)                                  contravene, conflict with, or result in a violation of, any pending or existing Law or Order to which such Commitment Party, or any of the properties, assets, rights or interests owned or used by such Commitment Party may be subject; or

(iii)                               contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which such Commitment Party is a party or which any of such Commitment Party’s properties, assets, rights or interests are bound;

except, in the case of clauses (ii) and (iii) above, where such occurrence, event or result would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Commitment Party’s performance or consummation of its obligations under this Agreement.

Except (x) for Consents which have been obtained, notices which have been given and filings which have been made and (y) where the failure to give any notice, obtain any Consent or make any filing would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, such Commitment Party is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Commitment Party of this Agreement or the consummation or performance by such Commitment Party of any of the transactions contemplated hereby or thereby.

3.3                               Backstop Shares and Equity Commitment Shares Not Registered.  Such Commitment Party understands that the Backstop Shares or the Equity Commitment Shares, as applicable, have not been registered under the Securities Act.  Such Commitment Party also understands that the Backstop Shares and the Equity Commitment Shares are being offered and sold pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and/or Regulation S promulgated under the Securities Act, based in part upon such Commitment Party’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

3.4                               Acquisition for Own Account.  Such Commitment Party is acquiring the Backstop Shares or Equity Commitment Shares, as applicable, for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act.

3.5                               Accredited Investor or Qualified Institutional Buyer.  Such Commitment Party is (a) an “accredited investor” (as defined in Regulation D promulgated under the Securities Act), “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or “a non-U.S. person” (as defined in Regulation S promulgated under the Securities Act) and is not participating on behalf or on account of a U.S. person and (b) has such knowledge and experience in financial and business matters that such Commitment Party is capable of evaluating the merits and risks of its investment in the Backstop Shares or Equity Commitment Shares, as applicable.  Such Commitment Party understands and is able to bear any economic risks of such investment.

3.6                               Access to Information.  Such Commitment Party acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Debtors and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

3.7                               Brokers or Finders.  Such Commitment Party has not, and its Representatives have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, for which the Debtors may be liable.

3.8                               Proceedings.  There is no pending, outstanding or, to the knowledge of such Commitment Party threatened Proceedings against such Commitment Party that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of such Commitment Party to consummate the transactions contemplated by this Agreement.

3.9                               Sufficiency of Funds, Contributed Term Loans.  On the Plan Effective Date, (a) such Backstop Commitment Party will have available funds sufficient to pay the aggregate Exercise Price for the Backstop Commitment Shares to be purchased by such Backstop Commitment Party hereunder and (b) such Equity Commitment Party will have available Contributed Term Loans sufficient to exchange for the Equity Commitment Shares to be received by such Equity Commitment Party hereunder at the aggregate Exercise Price therefor.

3.10                        Arm’s Length.  Each Commitment Party acknowledges and agrees that the Debtors are acting solely in the capacity of arm’s length contractual counterparties to the Commitment Parties, with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Commitment Parties, or any other Person.  Additionally, the Debtors are not advising the Commitment Parties or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Commitment Parties shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby and the other Contemplated Transactions, and, except for the indemnification provisions set forth in Section 8 hereof, the Debtors shall have no responsibility or liability to the Commitment Parties with respect thereto.  Any review by the Debtors of the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Debtors and shall not be on behalf of the Commitment Parties.

Anything herein to the contrary notwithstanding, nothing contained in any of the representations, warranties or acknowledgments made by any Commitment Party in this Section 3 or elsewhere in this Agreement will operate to modify or limit in any respect the representations and warranties of the Debtors or to relieve the Debtors from any obligations to the Commitment Parties for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

4.                                      Covenants of the Company Parties.  Each of the Company Parties hereby, jointly and severally, covenants and agrees with the each of the Commitment Parties as set forth in this Section 4.

4.1                               Agreement Motion and Agreement Order.  On the Petition Date, the Debtors shall file a motion and supporting papers (the “Agreement Motion”) seeking an order of the Bankruptcy Court which, for the avoidance of doubt, may be the same order as the Confirmation Order, in form and substance acceptable to each of the Commitment Parties, approving the Debtors’ execution and delivery of this Agreement , the Debtors’ assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code, and the consummation of the transactions contemplated hereby and thereby (the “Agreement Order”), including the Rights Offering, the Rights Offering Procedures, and the payment by the Debtors of the Put Option Premium and the Transaction Expenses on the terms set forth herein and therein, and the indemnification provisions in favor of the Indemnified Parties set forth herein and therein; provided, that the signature pages, exhibits and schedules to any copy of this Agreement that is filed with the Bankruptcy Court shall, subject to Bankruptcy Court approval, be subject to redaction as the Commitment Parties determine to be reasonably necessary and appropriate, including redacting the names of the Commitment Parties, the Backstop Commitment and the Backstop Commitment Percentage of each Backstop Commitment Party and the Equity Commitment Percentage of each Equity Commitment Party; provided, further, however, the Debtors shall be permitted, subject to Section 12.13, to disclose unredacted signature pages, exhibits and schedules of this Agreement to the extent required by the Bankruptcy Court, but with respect to any Backstop Commitment Percentages, Equity Commitment Percentages and Commitment amounts, the Debtors shall use reasonable best efforts to limit any such disclosure to filing such information under seal with the Bankruptcy Court or otherwise providing for it to be disclosed in a manner that does not result in its becoming publicly available.  The Debtors shall provide drafts of the Agreement Motion to the Commitment Parties for their review and comment at least five (5) days prior to the Petition Date.  The Debtors agree that they shall use their commercially reasonable efforts to (a) obtain a waiver of Bankruptcy Rule 6004(h) and request that the Agreement Order be effective immediately upon its entry by the Bankruptcy Court, which Agreement Order shall not be revised, modified, or amended by the Confirmation Order or any other further order of the Bankruptcy Court, (b) fully support the Agreement Motion and any application seeking Bankruptcy Court approval and authorization to pay the fees and expenses under this Agreement, including the Transaction Expenses, as an administrative expense of the Debtors’ estates, and (c) obtain approval of the Agreement Order, which, for the avoidance of doubt, may be the same order as the Confirmation Order, as soon as practicable after the Petition Date.

4.2                               Rights Offering.  The Debtors shall promptly (and in any event, at least five (5) days prior to the Petition Date) provide copies of all documents, instruments, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with the Rights Offering, including the Rights Offering Procedures (collectively, the “Rights Offering Documentation”) for review and comment by the Backstop Commitment Parties and all such Rights Offering Documentation shall be in form and substance consistent with this Agreement and the Restructuring Support Agreement and otherwise reasonably acceptable to the Requisite Commitment Parties.

4.3                               Conditions Precedent.  The Debtors shall use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 6.1 hereof (including procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, third parties (including Governmental Bodies) which may be necessary or required on its part in order to effect the transactions contemplated herein).

4.4                               Notification.  The Debtors shall: (a) on request by any of the Backstop Commitment Parties, notify such Backstop Commitment Party, or cause the applicable subscription agent for the Rights Offering (the “Subscription Agent”) to notify such Backstop Commitment Party, of the aggregate number of Rights known by the Debtors or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be, and (b) following the Rights Offering Expiration Time, timely comply with its obligations under Section 1.1(c) hereof.

4.5                               Use of Proceeds.  The Debtors shall use the Proceeds received from the Commitment Parties to, among other things, fund the payment of distributions to be made on the Plan Effective Date pursuant to the Plan and in accordance with the Restructuring Support Agreement and the Term Sheets.

4.6                               Access.  Promptly following the Execution Date, each of the Debtors will, and will use commercially reasonable efforts to cause its employees, officers, directors, accountants, attorneys and other advisors (collectively, “Representatives”) to, provide each of the Commitment Parties and its Representatives with reasonable access, upon reasonable prior notice, during normal business hours, and without any material disruption to the conduct of the Debtors’ business, to officers, management and key employees and other Representatives of any of the Debtors and to assets, properties, contracts, books, records and any other information concerning the business and operations of any of the Debtors as any of the Commitment Parties or any of its Representatives may reasonably request.

4.7                               DIP Facility.  The Debtors shall promptly provide copies of all drafts and final execution copies of all DIP Documentation, if any, for review and comment by the Commitment Parties and the Consenting Creditors.  Any comments received by the Debtors from the Commitment Parties, the Consenting Creditors, or their respective Representatives with respect to the DIP Documentation shall be considered by them in good faith and, to the extent the Debtors disagree with any such comments, they shall inform the Commitment Parties and the Consenting Creditors thereof and discuss the same with the Commitment Parties and the Consenting Creditors prior to entering into, delivering or using any such DIP Documentation.  The Debtors shall not file with the Bankruptcy Court or enter into any DIP Documentation unless such DIP Documentation is consistent in all material respects with the DIP/Exit Facility Commitment and otherwise reasonably acceptable to the Requisite Commitment Parties, the Required Consenting Noteholders and the Required Consenting Term Lenders.  The Debtors shall comply, in a timely manner, with all of the terms, conditions and covenants contained in the DIP Documentation.

4.8                               Exit Facilities.  The Debtors shall promptly provide copies of all drafts and final execution copies of all documents, instruments, agreements and other materials to be entered into, delivered or otherwise used in connection with the Exit Facilities (the “Exit Facility Documentation”) for review and comment by the Commitment Parties and the Consenting Creditors.  Any comments received by the Debtors from the Commitment Parties, the Consenting Creditors or their respective Representatives with respect to the Exit Facility Documentation shall be considered by them in good faith and, to the extent the Debtors disagree with any such comments, they shall inform the Commitment Parties and the Consenting Creditors thereof and discuss the same with the Commitment Parties and the Consenting Creditors prior to entering into, delivering or using any such Exit Facility Documentation.  The Debtors shall not file with the Bankruptcy Court or enter into any Exit Facility Documentation unless such Exit Facility Documentation is reasonably acceptable to the Requisite Commitment Parties, the Required Consenting Noteholders and the Required Consenting Term Lenders.  The Debtors shall comply, in a timely manner, with all of the terms, conditions and covenants contained in the Exit Facility Documentation.

4.9                               Specified Issuances.  The Debtors shall (a) consult with Stroock with respect to the steps (the “Specified Issuance Steps”) to be taken by the Debtors to ensure that (i) each of the Specified Issuances described in clauses (a) and (b)(i) of the definition of Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145, (ii) the Specified Issuances described in clauses (c) through (f) of the definition of Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to (x) Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder or (y) Regulation S promulgated under the Securities Act, and (iii) the Specified Issuances described in clause (b)(ii) of the definition of Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145, Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, and/or Regulation S promulgated under the Securities Act and (b) promptly provide copies of all documents, instruments, questionnaires, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with the Specified Issuances (the “Specified Issuance Documentation”) for review and comment by the Commitment Parties.  Any comments received by the Debtors from the Commitment Parties or their respective Representatives with respect to the Specified Issuance Steps or the Specified Issuance Documentation shall be considered by them in good faith and, to the extent the Debtors disagree with any such comments, they shall inform the Commitment Parties thereof and discuss the same with the Commitment Parties prior to taking such Specified Issuance Steps or entering into, delivering, distributing or using any such Specified Issuance Documentation.  The Debtors shall not file with the Bankruptcy Court or enter into any Specified Issuance Documentation without the prior written consent of the Requisite Commitment Parties.

4.10                        Blue Sky; Form D.  The Company Parties shall, on or before the Closing, take such action as the Company Parties shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Backstop Shares and Equity Commitment Shares issued hereunder for, sale to the Commitment Parties at the Closing pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing. The Company Parties shall timely make all filings and reports relating to the offer and sale of the Backstop Shares and Equity Commitment Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing. Following the Closing, the Company Parties shall timely file a Form D with the SEC with respect to the Backstop Shares and Equity Commitment Shares issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Commitment Party. The Company Parties shall pay all fees and expenses in connection with satisfying their obligations under this Section 4.10.

4.11                        Share Legend.  Except for any Backstop Shares being issued pursuant to Section 1145, if any, each certificate evidencing Backstop Shares or Equity Commitment Shares issued hereunder, and each certificate evidencing Rights Offering Shares that were not pursuant to Section 1145, and each certificate issued in exchange for or upon the Transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by Monitronics or its transfer agent and the term “Legend” shall include such restrictive notation. Monitronics shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Monitronics records, in the case of uncertificated shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. Monitronics may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

4.12                        Registration Rights Agreement.  The Plan shall provide that from and after the Closing each Commitment Party (or any Affiliate or Related Fund thereof) that receives shares of New Common Stock pursuant to the Restructuring and that are “control” or “restricted” securities shall be entitled to registration rights pursuant to a registration rights agreement with Reorganized Monitronics, which agreement shall be consistent with the terms set forth in the “Registration Rights” section of the Rights Offering Term Sheet and otherwise be in form and substance reasonably acceptable to the Requisite Commitment Parties and Monitronics (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan or an amendment or supplement thereto.

4.13                        Reorganized Company.

(a)                                 If the Non-Ascent Restructuring Toggle shall not have occurred and the Merger is consummated on or prior to the Plan Effective Date, the Company Parties shall cause the New Common Stock to be registered under Section 12(g) of the Exchange Act as promptly as practicable after the Closing (including, if the Registration Statement is then effective, by filing a Form 8-A with the SEC on the Plan Effective Date).  If the Non-Ascent Restructuring Toggle occurs, the Company Parties shall, if requested in writing by the Requisite Commitment Parties, cause the New Common Stock to be registered under Section 12(g) of the Exchange Act as promptly as practicable after the Closing.

(b)                                 The Company Parties shall cause all shares of New Common Stock that are issued pursuant to this Agreement or the Plan or that are issued in the Rights Offering (excluding shares that require or are subject to the Legend) to be eligible for deposit with The Depository Trust Company (“DTC”) and issued through the facilities of DTC on the Plan Effective Date or as promptly as practicable thereafter.  With respect to any Backstop Shares, Equity Commitment Shares or Rights Offering Shares that were issued with the Legend and are owned by a Commitment Party or any of its Affiliates or Related Funds, Monitronics shall, upon request, in connection with the removal of the Legend or at any time thereafter, provide such cooperation as may be reasonably requested by the Commitment Party (or Affiliate or Related Fund, as applicable) in connection with having such shares registered in the name of Cede & Co., as DTC’s nominee, and evidenced by shares held on behalf of a DTC participant as nominee for such Commitment Party (or Affiliate or Related Fund, as applicable).

(c)                                  The Company Parties shall cause Reorganized Monitronics to be redomiciled as a Delaware corporation, pursuant to a statutory conversion or otherwise, on the Plan Effective Date (or prior to the Plan Effective Date if mutually agreed by the Debtors and the Requisite Commitment Parties) prior to the issuance of the New Common Stock.

5.                                      Covenants of the Commitment Parties.  Each of the Commitment Parties hereby agrees, severally and not jointly, with the Debtors that it shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent applicable to such Commitment Party set forth in Section 6.2 hereof; provided, however, that nothing contained in this Section 5 shall obligate the Commitment Parties to waive any right or condition under this Agreement.

6.                                      Conditions to Closing.

6.1                               Conditions Precedent to Obligations of the Commitment Parties.  The obligations of the Backstop Commitment Parties to exercise their Required Rights pursuant to their respective Primary Commitments and to purchase Backstop Shares pursuant to their respective Backstop Commitments, and the obligations of the Equity Commitment Parties to exchange their Contributed Term Loans for Equity Commitment Shares are, in each case, subject to the satisfaction (or waiver by the Requisite Commitment Parties) of each of the following conditions prior to or on the Plan Effective Date:

(a)                                 Restructuring Support Agreement.  The Restructuring Support Agreement shall not have been terminated.

(b)                                 Plan.  The Plan, as confirmed by the Bankruptcy Court, shall be consistent in all material respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Requisite Commitment Parties.

(c)                                  Disclosure Statement.  The Disclosure Statement shall be consistent in all material respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Requisite Commitment Parties.

(d)                                 Disclosure Statement Order.  The Bankruptcy Court shall have entered the Disclosure Statement Order, the Disclosure Statement Order shall be in form and substance reasonably acceptable to the Requisite Commitment Parties, and the Disclosure Statement Order shall be a Final Order.

(e)                                  Agreement Order.  The Bankruptcy Court shall have entered the Agreement Order, the Agreement Order shall be consistent with this Agreement and otherwise be in form and substance reasonably acceptable to the Requisite Commitment Parties, and the Agreement Order shall be a Final Order.

(f)                                   Confirmation Order.  The Bankruptcy Court shall have entered the Confirmation Order, the Confirmation Order shall be in form and substance consistent with this Agreement, the Restructuring Support Agreement and the Plan and otherwise reasonably acceptable to the Requisite Commitment Parties, and the Confirmation Order shall be a Final Order.

(g)                                  Conditions to Confirmation.  The conditions to confirmation of the Plan and the conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived with the prior written consent of the Requisite Commitment Parties) in accordance with the Plan, and the Plan Effective Date shall have occurred or shall occur simultaneously with the Closing.

(h)                                 Rights Offering.  All conditions to consummation of the Rights Offering set forth in the Rights Offering Procedures shall have been satisfied and the Rights Offering shall have been conducted and consummated in accordance with the Plan, the Rights Offering Procedures and this Agreement.

(i)                                     Definitive Documents.  All Definitive Documents (including the Governance Documents, the Registration Rights Agreement, and all documents relating to the Exit Facilities) shall have been duly approved and adopted and, as applicable, duly executed and delivered by the parties thereto, and such Definitive Documents shall be materially consistent with the terms set forth in this Agreement and the Restructuring Support Agreement and otherwise reasonably acceptable to the Requisite Commitment Parties and shall  be in full force and effect.

(j)                                    No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Commitment Parties or the Debtors which prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any of the other Contemplated Transactions.

(k)                                 Notices and Consents.  All governmental and third party notifications, filings, waivers, authorizations and Consents necessary or required for the consummation of the transactions contemplated by this Agreement or any of the other Contemplated Transactions, if any, shall have been made or received and shall be in full force and effect.

(l)                                     Representations and Warranties.  (i) Each of the representations and warranties of the Debtors in this Agreement, the Backstop Escrow Agreement and the Restructuring Support Agreement, and if the Non-Ascent Restructuring Toggle has not occurred, each of the representations of Ascent in the Restructuring Support Agreement,  shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “Material Adverse Effect”, which shall be true and correct in all respects) at and as of the Execution Date (or the date of the Backstop Escrow Agreement or the Restructuring Support Agreement) (except for representations and warranties expressly made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each of (A) the representations and warranties of the Debtors in Sections 2.1, 2.2(a), 2.4 and 2.5 hereof shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “Material Adverse Effect”, which shall be true and correct in all respects) and (B) the other representations and warranties of the Debtors in this Agreement, the Backstop Escrow Agreement and the Restructuring Support Agreement, and if the Non-Ascent Restructuring Toggle has not occurred, the representations of Ascent in the Restructuring Support Agreement, shall be true and correct in all respects (without regard for any “materiality” or “Material Adverse Effect” qualifiers set forth therein) except where the failure of such representations and warranties referred to in this clause (B) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case of clauses (A) and (B), at and as of the Plan Effective Date as if made at and as of the

Plan Effective Date (except for representations and warranties expressly made as of a specified date, which shall be true and correct only as of the specified date).

(m)                             Covenants.  Each of the Debtors shall have complied in all material respects with all covenants in this Agreement, the Backstop Escrow Agreement and the Restructuring Support Agreement and, if the Non-Ascent Restructuring Toggle has not occurred, Ascent shall have complied in all material respects with all covenants in the Restructuring Support Agreement.

(n)                                 Transaction Expenses.  The Debtors shall have paid all Transaction Expenses that have accrued and been invoiced in accordance with Section 1.7 and remain unpaid as of the Plan Effective Date in accordance with the terms of this Agreement, and no Transaction Expenses shall be required to be repaid or otherwise disgorged to the Debtors or any other Person.

(o)                                 Material Adverse Effect.  Since March 31, 2019, there shall not have occurred any event, change, effect, occurrence, development, circumstance or change of fact that has had, or would reasonably be expected to have, a Material Adverse Effect.

(p)                                 Purchase Notices.  Each of the Backstop Commitment Parties shall have received a Backstop Purchase Notice in accordance with Section 1.1(c) hereof, certifying as to the number of Backstop Commitment Shares to be purchased by such Backstop Commitment Party, and the Backstop Commitment Share Purchase Price therefor, pursuant to Section 1.3(a) hereof, and each of the Equity Commitment Parties shall have received an Equity Commitment Purchase Notice in accordance with Section 1.1(d) hereof, certifying as to the number of Equity Commitment Shares to be purchased by such Equity Commitment Party, and the Equity Commitment Share Purchase Price therefor.

(q)                                 Net Cash Amount.  If a Non-Ascent Restructuring Toggle has not occurred, Ascent shall have delivered or shall cause to be delivered the Net Cash Certificate to Monitronics, the Subscription Agent and each of the Commitment Parties in accordance with Section 1.1(b) hereof.

(r)                                    No Registration; Compliance with Securities Laws.  No Proceeding shall be pending or threatened by any Governmental Body or other Person that alleges that (i) any of the Specified Issuances is not exempt from the registration requirements of Section 5 of the Securities Act or (ii) the offer and sale of shares in the Ascent Share Distribution does not comply with the registration requirements of Section 5 of the Securities Act; provided that clause (ii) shall not apply if the Non-Ascent Restructuring Toggle has occurred.

(s)                                   Officer’s Certificate.  The Commitment Parties shall have received on and as of the Plan Effective Date (i) a certificate of the chief financial officer or chief executive officer of Monitronics confirming that the conditions set forth in Sections 6.1(l), 6.1(m) and 6.1(o) hereof have been satisfied and (ii) if a Non-Ascent Restructuring Toggle has not occurred,  a certificate of the chief financial officer or chief executive officer of Ascent confirming that, solely with respect to Ascent,  the conditions set forth in Sections 6.1(l), 6.1(m) and 6.1(o) hereof have been satisfied.

(t)                                    Exit Facilities.  The Debtors shall have entered into and consummated the transactions contemplated by the Exit Facilities and the Exit Facility Documentation shall contain terms and conditions materially consistent with the terms and conditions set forth in Exhibits C and D attached to the Restructuring Support Agreement and shall otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties.

(u)                                 Assumption of Contracts.  The assumption or rejection and/or amendment of certain material contracts and the liability of the Debtors with respect to such contracts shall be reasonably satisfactory to the Requisite Commitment Parties.

(v)                                 Backstop Escrow Agreement.  The Debtors shall have executed and delivered to the Backstop Commitment Parties the Backstop Escrow Agreement and each certificate, agreement or document (other than this Agreement) that any Debtor is required to execute and/or deliver pursuant to the terms of this Agreement, the Backstop Escrow Agreement or the Restructuring Support Agreement, and the Backstop Escrow Agreement and each such certificate, agreement or document shall be materially consistent with this Agreement and the Restructuring Support Agreement (including the Term Sheets) and otherwise reasonably acceptable to each of the Backstop Commitment Parties.

(w)                               Merger Conditions.  Either (i) the Non-Ascent Restructuring Toggle shall have occurred or (ii) if the Non-Ascent Restructuring Toggle shall not have occurred, then either (A) the Merger shall have been consummated or (B) all closing conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at closing) shall have been satisfied or waived in accordance with the Merger Agreement.

(x)                                 Interest on Contributed Term Loans.  With respect to the Equity Commitment Parties, such parties shall have received payment of all accrued and unpaid interest, at the applicable rate, on such Contributed Term Loans as of the Plan Effective Date in full in cash pursuant to the Plan.

6.2                               Conditions Precedent to Obligations of Monitronics.  The obligations of Monitronics to issue and sell the Backstop Shares to each of the Backstop Commitment Parties pursuant to Section 1.3(d) hereof and issue the Equity Commitment Shares in exchange for the Contributed Term Loans of the Equity Commitment Parties are subject to the following conditions precedent, each of which may be waived in writing by Monitronics:

(a)                                 Confirmation Order.  The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order.

(b)                                 Agreement Order.  The Bankruptcy Court shall have entered the Agreement Order and the Agreement Order shall be a Final Order.

(c)                                  Conditions to Confirmation.  The conditions to confirmation of the Plan and the conditions to the Plan Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Plan Effective Date shall have occurred or shall occur simultaneously with the Closing.

(d)                                 Rights Offering.  The Rights Offering shall have been consummated or shall be consummated simultaneously with the Closing in accordance with its terms and the Rights Offering Procedures.

(e)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction, judgment or other Order restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened in writing; nor shall there be any Law in effect which makes consummation of the Contemplated Transactions illegal or otherwise prohibits or prevents the consummation of the Contemplated Transactions.

(f)                                   Representations and Warranties and Covenants.  (i) Each of the representations and warranties of each of the Commitment Parties in this Agreement shall be true and correct in all material respects at and as of the Execution Date and as of the Plan Effective Date as if made at and as of the Plan Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each of the Commitment Parties shall have complied in all material respects with all covenants in this Agreement, except, in each case, to the extent that Non-Defaulting Backstop Commitment Parties purchase any Default Shares as a result of any breach of representations, warranties or covenants by a Defaulting Backstop Commitment Party pursuant to Section 1.3(c) hereof.

7.                                      Termination.

(a)                                 Unless earlier terminated in accordance with the terms of this Agreement, this Agreement and the Commitments contemplated hereby shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earliest to occur of:

(i)                                     September 20, 2019 (the “Termination Date”);

(ii)                                  the termination of the Restructuring Support Agreement; and

(iii)                               the Bankruptcy Court enters an order converting the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, appointing a trustee or custodian for any of the Debtors or dismissing the Chapter 11 Cases.

(b)                                 This Agreement and the Commitments contemplated hereby may be terminated and the transactions contemplated hereby may be abandoned at any time by the Requisite Commitment Parties upon written notice to the Company Parties upon or at any time after the existence or occurrence of any of the following:

(i)                                     if the Company does not file with the Bankruptcy Court (x) an executed copy of this Agreement, together with all of the exhibits and schedules hereto  and (y) the Agreement Motion within one (1) calendar day of the Petition Date;

(ii)                                  a material breach by any Debtor of any of its other obligations under this Agreement which (x) is not capable of being cured prior to the Termination Date or (y) if curable, remains uncured for five (5) Business Days following written notice from the Commitment Parties or their counsel;

(iii)                               if a court of competent jurisdiction or other Governmental Body shall have issued  or entered a final non-appealable Order permanently restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions, or any Law shall be in effect that makes consummation of the Contemplated Transactions illegal or otherwise prohibits or prevents the consummation of the Contemplated Transactions;

(iv)                              any of the conditions set forth in Section 6.1 hereof become incapable of fulfillment prior to the Termination Date (other than through the failure of the Backstop Commitment Parties to comply with their obligations under this Agreement or the Restructuring Support Agreement); or

(v)                                 the occurrence of any of the termination events set forth in Section 15.01 the Restructuring Support Agreement (the “Noteholder Termination Events”) without giving effect to any waivers of a Noteholder Termination Event provided under the Restructuring Support Agreement (all such Noteholder Termination Events being incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Noteholder Termination Events shall be made so that the Noteholder Termination Events can be applied in a logical manner in this Agreement)).

(c)                                  This Agreement and the Commitments contemplated hereby may be terminated at any time by written consent of the Debtors and the Requisite Commitment Parties.

(d)                                 Except as otherwise provided herein, upon any termination of this Agreement in accordance with this Section 7, this Agreement and the Commitments hereunder shall forthwith become void and of no further force and effect and there shall be no further obligations or liabilities hereunder on the part of any of the Parties; provided, however, that, (i) the obligations of the Debtors to pay or reimburse, as the case may be, the Transaction Expenses pursuant to and in accordance with Section 1.7 and to satisfy their indemnification obligations pursuant to and in accordance with Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied in full, (ii) the provisions set forth in this Section 7(d) and Sections 1.3, 1.4, 1.5, 10, 11, 12 and 13 hereof (and any defined terms used in any such Sections) shall survive the termination of this Agreement in accordance with their terms, and (iv) nothing in this Section 7(d) shall relieve any Party from liability for any willful or intentional breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination.  For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(e)                                  Each Debtor hereby acknowledges and agrees and shall not dispute that after the Petition Date, the giving of notice of termination by the Commitment Parties pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Debtor hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

(f)                                   In the event of a termination of this Agreement in accordance with this Section 7 at a time after all or any portion of the purchase price for any Backstop Shares has been deposited with the Escrow Agent by any of the Backstop Commitment Parties, the Backstop Commitment Parties that have deposited such funds shall be entitled to the return of such funds.  In such a case, the Backstop Commitment Parties and the Debtors hereby agree to execute and deliver to the Escrow Agent, promptly after the effective date of any such termination (but in any event no later than two (2) Business Days after any such effective date), a letter instructing the Escrow Agent to pay to each applicable Backstop Commitment Party, by wire transfer of immediately available funds to an account designated by such Backstop Commitment Party, the funds that such Backstop Commitment Party is entitled to receive pursuant to this Section 7(f).

8.                                      Indemnification.

(a)                                 The Debtors hereby agree, jointly and severally, to indemnify and hold harmless each of the Commitment Parties and each of their respective Affiliates, stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons (each, in such capacity, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of or arising out of or related to this Agreement, the Commitments, the Plan, the Rights Offering and/or any of the transactions contemplated by this Agreement, the Commitments, or the Rights Offering, or any breach by any Debtor of any of its representations, warranties and/or covenants set forth in this Agreement, or any claim, litigation, investigation or Proceeding relating to any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and to reimburse each such Indemnified Party for the reasonable and documented legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing; provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to (i) losses, claims, damages, liabilities or expenses to the extent that they result from a material breach by the Commitment Parties of the Commitment Parties’ obligations under this Agreement, or any act by the Commitment Parties of bad faith, gross negligence or willful misconduct, each as determined by a final, non-appealable decision by a court of competent jurisdiction, and (ii) any punitive, exemplary or special damages unless such Indemnified Party is required to pay such damages to a third party, as determined by a final, non-appealable decision by a court of competent jurisdiction.  The terms set forth in this Section 8 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated.  The indemnity and reimbursement obligations of the Debtors under this Section 8 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.4, and 1.5 hereof.

(b)                                 Promptly after receipt by an Indemnified Party of notice of the commencement of any claim, litigation, investigation, Proceeding or other action with respect to which such Indemnified Party may be entitled to indemnification hereunder (“Actions”), such Indemnified Party will, if a claim is to be made hereunder against the Debtors in respect thereof, notify the Debtors in writing of the commencement thereof; provided, that (i) the omission so to notify the Debtors will not relieve the Debtors from any liability that they may have hereunder except to the extent they have been actually and materially prejudiced by such failure and (ii) the omission so to notify the Debtors will not relieve the Debtors from any liability that they may have to an Indemnified Party otherwise than on account of this Section 8.  In case any such Actions are brought against any Indemnified Party and such Indemnified Party notifies the Debtors of the commencement thereof, the Debtors will be entitled to participate in such Actions, and, to the extent that Debtors elect by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel satisfactory to such Indemnified Party, provided, that (i) if the defendants in any such Actions include both such Indemnified Party and the Debtors and such Indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Debtors, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Party and (ii) if multiple Indemnified Parties have different legal defenses, each one shall be entitled to separate counsel at the expense of the Debtors.  Following the date of receipt of such indemnification commitment from the Debtors and notice from the Debtors to such Indemnified Party of its election so to assume the defense of such Actions and approval by such Indemnified Party of counsel, the Debtors shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof after such date (other than reasonable costs of investigation and monitoring) unless (x) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence or (y) the Debtors shall have authorized in writing the employment of counsel for such Indemnified Party.

(c)                                  The Debtors shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party in form and substance satisfactory to such Indemnified Party from all liability on the claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

9.                                      Survival of Representations and Warranties.  Notwithstanding any investigation at any time made by or on behalf of any party hereto with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any representation or warranty made by or on behalf of any party hereto, all representations and warranties contained in this Agreement and in the certificate delivered pursuant to Section 6.1(u) hereof shall survive the execution, delivery and performance of this Agreement.

10.                               Amendments and Waivers.  Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Requisite Commitment Parties and the Debtors, or in the case of a waiver, by the party waiving compliance; provided, however, that (i) the Backstop Commitment Schedule may be amended in accordance with the terms of Sections 1.3(e) and 12.1 hereof; (ii) the Equity Commitment Schedule may be amended in accordance with the terms of Section 12.1 hereof; (iii) any amendment or modification to this Agreement that would have the effect of changing the Backstop Commitment Percentage of any Non-Defaulting Backstop Commitment Party shall require the prior written consent of such Non-Defaulting Backstop Commitment Party unless otherwise expressly contemplated by this Agreement; (iv) any amendment or modification to this Agreement that would have the effect of changing the Equity Commitment Percentage of any Equity Commitment Party shall require the prior written consent of such Equity Commitment Party unless otherwise expressly contemplated by this Agreement; (v) any amendment or modification to (x) the definition of “Exercise Price” or (y) the allocation of the Put Option Premium Shares among the Commitment Parties as set forth in Section 1.6 shall require the prior written consent of each Backstop Commitment Party adversely affected thereby; (vi) any amendment, modification or waiver to this Agreement that would materially adversely affect the rights or increase the obligations of any Backstop Commitment Party under this Agreement in a manner that is disproportionate in any material respect to the comparable rights and obligations of the Requisite Commitment Parties under this Agreement shall require the prior written consent of such Backstop Commitment Party; and (vii) any amendment, modification or waiver to this Agreement that would materially adversely affect the rights or increase the obligations of any Equity Commitment Party under this Agreement in a manner that is disproportionate in any material respect to the comparable rights and obligations of the Requisite Commitment Parties under this Agreement shall require the prior written consent of such Equity Commitment Party.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

11.                               Notices, etc.  Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing or by written telecommunication (including by facsimile), and shall be deemed to have been duly given or provided if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication (including by facsimile transmission), as follows:

(a)                                 if to a Commitment Party, to the mailing address, facsimile number or e-mail address set forth on the Backstop Commitment Schedule or the Equity Commitment Schedule, as applicable, or to such other mailing address, facsimile number or e-mail address as such Commitment Party shall have furnished to the Debtors in writing, with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY  10038

Attention:                                         Kristopher M. Hansen, Esq.

Sayan Bhattacharyya, Esq.

-and-

Samantha L. Martin, Esq.

Fax:                                                                       (212) 806-6006

Email:                                                            khansen@stroock.com

                                                                                                sbhattacharyya@stroock.com

                                                                                                smartin@stroock.com

(b)                                 If to the Debtors at:

Monitronics International, Inc.

1990 Wittington Place

Farmers Branch, TX 75234

Attention:                                         William E. Niles

-and-

Fred Graffam

Fax:

Email:                                                            wniles@ascentcapitalgroupinc.com

                                                                                                fgraffam@brinkshome.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:                                         David A. Hammerman, Esq.

-and-

David J. Miller, Esq.

Fax:

Email:                                                            David.Hammerman@lw.com

                                                                                                David.Miller@lw.com

(c)                                  If to Ascent at:

Ascent Capital Group, Inc.

5251 DTC Parkway, Suite 1000

Greenwood Village, Colorado 80111

Attention:                                         William E. Niles

Fax:
Email:	wniles@ascentcapitalgroupinc.com
fgraffam@brinkshome.com
with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112

Attention:	Renee L. Wilm, Esq.
-and-
Emanuel. Grillo, Esq.

Any such notice, demand or other communication shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, three (3) days after being mailed as described above, and (iv) if sent by written telecommunication (including by facsimile transmission), when dispatched.

12.                               Miscellaneous.

12.1                        Assignments.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, delegated or transferred, in whole or in part, by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties.  Notwithstanding the immediately preceding sentence, any Commitment Party’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Commitment Party, with prior written notice given to (but not the consent of) the Debtors and the Commitment Party Professionals, to (a) any other Commitment Party, (b) any controlled Affiliate of a Commitment Party (other than a portfolio company of such Commitment Party or any of its Affiliates or Related Funds) or (c) any Related Fund of a Commitment Party; provided, that any such assignee expressly assumes the obligations of the assigning Commitment Party hereunder and agrees in writing prior to such assignment to be fully bound as a Commitment Party by the terms of this Agreement in the same manner and to the same extent as the assigning Commitment Party with respect to such rights, obligations and interests; provided, further, that unless otherwise agreed in any instance by the Debtors and the Requisite Commitment Parties, no such assignment, delegation or transfer by a Commitment Party to any controlled Affiliate or Related Funds of such Commitment Party will relieve the assigning Commitment Party of its obligations hereunder if such controlled Affiliate or Related Fund fails to perform such obligations.  Following any assignment, delegation or transfer described in the immediately preceding sentence, the Backstop Commitment Schedule or the Equity Commitment Schedule, as applicable, shall be updated by the Debtors (in consultation with the assigning Commitment Party and the assignee) solely to reflect the name and address of the applicable assignee or assignees and the Commitment Percentage that shall apply to such assignee or assignees, and any changes to the Commitment Percentage applicable to the assigning Commitment Party.  Any update to the Backstop Commitment Schedule or the Equity Commitment Schedule described in the immediately preceding sentence shall not be deemed an amendment to this Agreement.  Other than as set forth in this Section 12.1 and in Section 1.2(b), no Commitment Party shall be permitted to assign, delegate or transfer all or any portion of its Commitment without the prior written consent of the Company and the Requisite Commitment Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

12.2                        Severability.  If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon any such determination of invalidity, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.3                        Entire Agreement.  Except as expressly set forth herein, this Agreement and the Restructuring Support Agreement (including the Term Sheets) constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

12.4                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

12.5                        Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

12.6                        Submission to Jurisdiction.  Each party to this Agreement hereby (a) consents to submit itself to the personal jurisdiction of the federal court of the Southern District of New York or any state court located in New York County, State of New York in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal court of the Southern District of New York or any state court located in New York County, State of New York; provided, however, that during the pendency of the Chapter 11 Cases, all such actions shall be brought in the Bankruptcy Court.

12.7                        Waiver of Trial by Jury; Waiver of Certain Damages.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.  Except as prohibited by Law, each party hereto hereby waives any right which it may have to claim or recover in any action or claim referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages unless such party is required to pay such damages to a third party.  Each of the Debtors (a) certifies that none of the Commitment Parties nor any Representative of any of the Commitment Parties has represented, expressly or otherwise, that the Commitment Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Agreement, the Commitment Parties are relying upon, among other things, the waivers and certifications contained in this Section 12.7.

12.8                        Further Assurances.  From time to time after the Execution Date, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

12.9                        Specific Performance.  The Company Parties and the Commitment Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party.  Accordingly, the Company Parties and the Commitment Parties agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.  The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement.  Each of the Company Parties and the Commitment Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

12.10                 Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

12.11                 Interpretation; Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively;

(c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any regulation, holding,  rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.12                 Several, Not Joint, Obligations.  The representations, warranties, covenants and other obligations of the Commitment Parties under this Agreement are, in all respects, several and not joint or joint and several, such that no Commitment Party shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Commitment Party, or any breach or violation thereof.

12.13                 Confidentiality and Publicity.  Unless otherwise required by the Bankruptcy Court or applicable Law, the Company Parties shall  not, without the prior written consent of such Commitment Party, disclose to any Person (including for the avoidance of doubt, any other Commitment Party), other than the Commitment Party Professionals and legal, accounting, financial and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), any of the information set forth on the Backstop Commitment Schedule or the Equity Commitment Schedule with respect to any Commitment Party or the name or the  principal amount or percentage of the Company Claims held by such Commitment Party or any of its respective Affiliates or Related Funds). Notwithstanding the foregoing, the Commitment Parties hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by Law; provided, however, that (i) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Joinder or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will omit the Backstop Commitment Schedule and the Equity Commitment Schedule and redact any reference to or identifying information concerning a specific Commitment Party and such Commitment Party’s holdings (including before any filing thereof with the SEC or the Bankruptcy Court) and (ii) if disclosure of additional identifying information of any Commitment Party is required by the Bankruptcy Court or applicable Law, advance notice of the intent to disclose, if permitted by the Bankruptcy Court or applicable Law, shall be given by the disclosing Party to each Commitment Party (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to the Commitment Party Professionals all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof at least one (1) Business Day (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with the Bankruptcy Court or applicable law) in advance of release and will take such counsel’s view with respect to such communications into account.  Notwithstanding the foregoing, each Commitment Party hereby agrees to permit disclosure in the Disclosure Statement and any filings by the Company Parties with the Bankruptcy Court regarding the aggregate amounts of the Backstop Commitments and the Equity Commitments, and the total principal amount (and percentage of the total outstanding) of the Notes held by all Commitment Parties on an aggregate basis.

12.14                 No Recourse Party.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Commitment Parties and the Debtors may be partnerships or limited liability companies, the Debtors and the Commitment Parties covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, limited partners, general partners (other than general partners, if any, of the Commitment Parties, but not any other general partner of any other Person), members, managers, employees, stockholders or equity holders of any Commitment Party or the Debtors, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders or equity holders of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Commitment Party or any Debtor under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided, that nothing in this Section 12.14 shall relieve the Debtors or the Commitment Parties of their obligations under this Agreement.

12.15                 Settlement Discussions.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce the terms of this Agreement.

12.16                 No Third Party Beneficiaries.  This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties with respect to Section 8 hereof and (b) the No Recourse Parties with respect to Section 12.14 hereof.

12.17                 Relationship Among Parties.  Notwithstanding anything to the contrary herein, the duties and obligations of the Commitment Parties under this Agreement shall be several, not joint. None of the Commitment Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Commitment Party, any Debtor, or any of the Debtors’ respective creditors or other stakeholders, and there are no commitments among or between the Commitment Parties, in each case except as expressly set forth in this Agreement. No prior history, pattern or practice of sharing confidence among or between any of the Commitment Parties and/or the Debtors shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (a) each Commitment Party is entering into this Agreement directly with the Debtors and not with any other Commitment Party, (b) no other Commitment Party shall have any right to bring any action against any other Commitment Party with respect to this Agreement (or any breach thereof) and (c) no Commitment Party shall, nor shall any action taken by a Commitment Party pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Commitment Party with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Commitment Parties are in any way acting as a group. All rights under this Agreement are separately granted to each Commitment Party by the Debtors and vice versa, and the use of a single document is for the convenience of the Debtors. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

13.                               Definitions.

13.1                        Certain Defined Terms.  As used in this Agreement the following terms have the following respective meanings:

Accredited Noteholder:  means each Rights Offering Participant who certifies in the Questionnaire that it is an “accredited investor” (as defined in Regulation D of the Securities Act), a non US person (as defined in Regulation S of the Securities Act) and not participating on behalf or on account of a US person, or a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act).

Actions:  has the meaning given to such term in Section 8(b) hereof.

Additional Backstop Note Party:  has the meaning given to such term in Section 1.3(e) hereof.

Additional Backstop Notes:  has the meaning given to such term in Section 1.3(e) hereof.

Additional Shares:  has the meaning given to such term in Section 1.3(c) hereof.

Adjusted Commitment Percentage:  means, with respect to any Non-Defaulting Backstop Commitment Party that elects to purchase Backstop Commitment Shares not purchased by Defaulting Backstop Commitment Parties, a fraction, expressed as a percentage, the numerator of which is the Backstop Commitment, of such Non-Defaulting Backstop Commitment Party and the denominator of which is the aggregate Backstop Commitments of all Non-Defaulting Backstop Commitment Parties that elect to purchase Backstop Commitment Shares not purchased by Defaulting Backstop Commitment Parties.

Affiliate:  means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

Affiliated Group:  has the meaning given to such term in Section 1504(a) of the Code.

Aggregate Rights Offering Amount:  has the meaning given to such term in the recitals hereof.

Agreement:  has the meaning given to such term in the preamble hereof.

Agreement Motion:  has the meaning given to such term in Section 4.1 hereof.

Agreement Order:  has the meaning given to such term in Section 4.1 hereof.

Approvals:  means all approvals and authorizations that are required under the Bankruptcy Code for the Debtors to take corporate action.

Ascent:  has the meaning given to such term in the preamble hereof.

Ascent Cash Amount:  has the meaning given to such term in the Restructuring Support Agreement.

Ascent Share Distribution:  means the issuance of shares of New Common Stock on the Plan Effective Date pursuant to the Merger, whereby the holders of Ascent’s issued and outstanding shares of common stock (including equity compensation award holders whose awards are accelerated and settled in such common stock) shall receive, in the aggregate, approximately 5.82% of the total shares of New Common Stock (assuming the Net Cash Amount is $23 million and the Ascent Share Distribution shall be adjusted to reflect the actual Net Cash Amount of up to $23 million at the Plan Effective Time by dividing the Net Cash Amount by $395,111,580) to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan with such shares to be allocated pro rata among such Ascent stockholders and equity compensation award holders pursuant to the Registration Statement.

Ascent Default Amount:  means an amount equal to the product of the Ascent Default Shares and the Exercise Price.

Ascent Default Shares:  has the meaning given to such term in Section 1.3(a).

Ascent Stockholder Meeting:  means a meeting or meetings of the Ascent stockholders of record entitled to vote upon the Merger.

Backstop Commitment:  means, with respect to any Backstop Commitment Party, the commitment of such Backstop Commitment Party, subject to the terms and conditions set forth in this Agreement, to purchase Backstop Commitment Shares pursuant to, and on the terms set forth in, Section 1.3(a) hereof.

Backstop Commitment Percentage:  means, with respect to any Backstop Commitment Party, the percentage set forth opposite the name of such Backstop Commitment Party under the heading “Backstop Commitment Percentage” on the Backstop Commitment Schedule, as such percentages may be modified from time to time in accordance with the terms hereof.

Backstop Commitment Schedule:  means Schedule 1.1 hereto, as such schedule may be modified from time to time in accordance with the terms hereof.

Backstop Commitment Shares:  has the meaning given to such term in Section 1.3(a) hereof.

Backstop Commitment Share Purchase Price:  has the meaning given to such term in Section 1.1(c) hereof.

Backstop Default:  has the meaning given to such term in Section 1.3(c) hereof.

Backstop Commitment Party(ies):  has the meaning given to such term in the preamble hereof.

Backstop Escrow Account:  has the meaning given to such term in Section 1.3(b) hereof.

Backstop Escrow Agent:  has the meaning given to such term in Section 1.3(b) hereof.

Backstop Escrow Agreement:  has the meaning given to such term in Section 1.3(b) hereof.

Backstop Purchase Notice:  has the meaning given to such term in Section 1.1(c) hereof.

Backstop Put Option Premium:  has the meaning given to such term in Section 1.6 hereof.

Backstop Put Option Premium Shares:  has the meaning given to such term in Section 1.6 hereof.

Backstop Shares:  has the meaning given to such term in Section 1.3(c) hereof.

Bankruptcy Code:  has the meaning given to such term in the recitals hereof.

Bankruptcy Court:  has the meaning given to such term in the recitals hereof.

Bankruptcy Rules:  means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

Benefit Plan(s):  has the meaning given to such term in Section 2.11(a) hereof.

Business Day:  means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

Cash Opt Out Noteholder:  has the meaning given to such term in the Restructuring Support Agreement.

Chapter 11 Cases:  has the meaning given to such term in the recitals hereof.

Closing:  has the meaning given to such term in Section 1.5 hereof.

Code:  has the meaning given to such term in Section 2.11 hereof.

Commitment Party(ies):  has the meaning given to such term in the preamble hereof.

Commitment Party Professionals:  means Stroock, Houlihan Lokey, Inc. and Mike R Meyers LLC, as advisors to the Commitment Parties.

Commitments:  means, collectively, the Primary Commitments, the Backstop Commitments and the Equity Commitments.

Company Parties:  means, each of Ascent, the Debtors and Reorganized Monitronics.

Company SEC Documents:  means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Ascent and Monitronics.

Confirmation Order:  has the meaning given to such term in the Restructuring Support Agreement.

Consent:  means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Body or other Person.

Consenting Creditors:  has the meaning given to such term in the Restructuring Support Agreement.

Contemplated Transactions:  means the transactions contemplated by this Agreement and the Restructuring Support Agreement (including the Term Sheets).

Contract:  means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

Contributed Term Loan Exchange Documentation:  has the meaning given to such term in Section 1.1(d) hereof.

Contributed Term Loans:  has the meaning given to such term in Section 1.4(a) hereof.

Debtor(s):  has the meaning given to such term in the preamble hereof.  For the avoidance of doubt, Reorganized Monitronics shall be a Debtor for all purposes under this Agreement.

Default Purchase Right:  has the meaning given to such term in Section 1.3(c) hereof.

Default Shares:  has the meaning given to such term in Section 1.3(c) hereof.

Defaulting Backstop Commitment Party:  has the meaning given to such term in Section 1.3(c) hereof.

Definitive Documents:  has the meaning given to such term in the Restructuring Support Agreement.

Deposit Deadline: has the meaning given to such term in Section 1.3(b) hereof.

DIP Documentation:  has the meaning given to such term in the Restructuring Support Agreement.

DIP/Exit Facility Commitment:  has the meaning given to such term in the recitals hereof.

DIP Facility:  has the meaning given to such term in the Restructuring Term Sheet.

Disclosure Statement:  has the meaning given to such term in the Restructuring Support Agreement.

Disclosure Statement Order:  has the meaning given to such term in the Restructuring Support Agreement.

DTC:  has the meaning given to such term in Section 4.11 hereof.

Effective Date Pay Down:  has the meaning given to such term in the Restructuring Term Sheet.

Encumbrance:  means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Equity Commitment:  means, with respect to any Equity Commitment Party, the commitment of such Equity Commitment Party, subject to the terms and conditions set forth in this Agreement, to exchange Contributed Term Loans for Equity Commitment Shares pursuant to, and on the terms set forth in, Section 1.4(a) hereof.

Equity Commitment Amount:  means $100.0 million.

Equity Commitment Party(ies):  has the meaning given to such term in the preamble hereof.

Equity Commitment Percentage:  means, with respect to any Equity Commitment Party, the percentage set forth opposite the name of such Equity Commitment Party under the heading “Equity Commitment Percentage” on the Equity Commitment Schedule, as such percentage may be modified from time to time in accordance with the terms hereof.

Equity Commitment Purchase Notice:  has the meaning given to such term in Section 1.1(d) hereof.

Equity Commitment Schedule:  means Schedule 1.2 hereto, as such schedule may be modified from time to time in accordance with the terms hereof.

Equity Commitment Shares:  means 25.31% of the total shares of New Common Stock to be issued as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan.

Equity Commitment Share Purchase Price:  has the meaning given to such term in Section 1.1(d) hereof.

Equity Put Option Premium:  has the meaning given to such term in Section 1.6 hereof.

Equity Put Option Premium Shares:  has the meaning given to such term in Section 1.6 hereof.

Equity Securities:  means any common stock, other equity securities or voting interests in Monitronics.

ERISA:  means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate(s):  means any entity which is a member of any Company Parties or its Subsidiaries’ controlled group, or under common control with any Company Parties or its Subsidiaries, within the meaning of Section 414 of the Code or is treated as a single employer with the foregoing under ERISA.

Exchange Act:  means the Securities Exchange Act of 1934, as amended.

Execution Date:  has the meaning given to such term in the preamble hereof.

Exercise Price:  means $17.56 per share of New Common Stock, which shall also be the per-share purchase price at which the Rights Offering Shares are offered in the Rights Offering.

Exit Facilities:  means the Exit Revolving Facility and the Exit Term Loan Facility.

Exit Facility Documentation:  has the meaning given to such term in Section 4.8 hereof.

Exit Revolving Facility:  has the meaning given to such term in the Restructuring Term Sheet.

Exit Term Loan Facility:  has the meaning given to such term in the Restructuring Term Sheet.

Final Order:  means an Order issued by the Bankruptcy Court in the Chapter 11 Cases which (a) is in full force and effect, (b) is not stayed, and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari or otherwise; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such Order shall not cause such Order not to be deemed a Final Order.

Financial Statements:  has the meaning given to such term in Section 2.14 hereof.

First Lien Term Lender:  has the meaning given to such term in the Restructuring Support Agreement.

Forbearance Agreements:  means the Lender Forbearance Agreement and the Noteholder Forbearance Agreement (each, as defined in the Restructuring Support Agreement).

GAAP:  has the meaning given to such term in Section 2.14 hereof.

Governance Documents:  has the meaning given to such term in the Restructuring Support Agreement.

Governance Term Sheet:  has the meaning given to such term in the recitals hereof.

Governmental Body:  means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

Indemnified Party:  has the meaning given to such term in Section 8(a) hereof.

Initial Backstop Notes:  has the meaning given to such term in Section 1.3(e) hereof.

Initial Transaction Expenses:  has the meaning given to such term in Section 1.7 hereof.

Investment Company Act:  has the meaning given to such term in Section 2.24 hereof.

IP Rights:  has the meaning given to such term in Section 2.8 hereof.

IRS:  means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

Knowledge of Monitronics:  means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer and general counsel of Monitronics (or of Ascent, with respect to the applicable representations and warranties by Ascent with respect to itself).  As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

Law:  means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Body.

Legal Proceeding:  means any legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings.

Legend:  has the meaning given to such term in Section 4.10 hereof.

Material Adverse Effect:  means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Debtors (or, if the Non-Ascent Restructuring Toggle has not occurred, the Company Parties), taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, change, effect, occurrence, development, circumstance or change of fact the occurrence of which is expressly disclosed in the Company SEC Documents prior to the RSA Effective Date, or any event, change, effect, occurrence, development, circumstance or change of fact to the extent arising out of or resulting from (a) conditions or effects that generally affect Persons engaged in the industries and markets in which the Debtors or Company Parties, as applicable, operate, (b) general economic conditions in the United States or globally, (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (d) financial, banking, securities, credit or commodities markets, prevailing interest rates, or general capital markets conditions in the United States or globally, (e) changes in U.S. generally accepted accounting principles, (f) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, (g) the taking of any action (including consummation of the transactions contemplated hereby and thereby) expressly contemplated by this Agreement and the Restructuring Support Agreement, including the filing and pendency of the Chapter 11 Cases, (h) changes in the market price or trading volume of the claims or equity or debt securities of the Company Parties (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition), or (i) the departure of officers or directors of any of the Company Parties not in contravention of the terms and conditions of the Definitive Documents (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition), except in each of clauses (a), (b), (c) and (d) above, if any of the Debtors or Company Parties, as the case may be, is disproportionately affected thereby relative to other Persons engaged in the industry in which such Debtor or Company Party operates.

Material Contracts:  means (a) all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which Ascent, Monitronics or any of their Subsidiaries is a party and (b) any Contracts to which the Ascent, Monitronics or any of their Subsidiaries is a party that is likely to reasonably involve consideration of more than $5,000,000, in the aggregate, over a twelve-month period.

Merger:  means the merger of Ascent with and into Monitronics, with Monitronics as the surviving corporation, as a result of which all assets of Ascent at the time of the Merger

(including the Ascent Cash Amount) shall become assets of Reorganized Monitronics and the holders of Ascent’s common stock shall receive New Common Stock in the amount of the Ascent Share Distribution on the terms and conditions set forth in the Restructuring Term Sheet.

Merger Agreement:  means the Agreement and Plan of Merger, dated as of May 24, 2019, by and between Ascent and Monitronics, that sets forth the terms and conditions of the Merger.

Merger Approvals:  means all requisite approvals to consummate the Merger (including, for the avoidance of doubt, all third-party and regulatory approvals required to consummate the Merger, including approvals from the SEC and stockholder approvals).

Money Laundering Laws:  has the meaning given to such term in Section 2.23 hereof.

Monitronics:  has the meaning given to such term in the preamble hereof.

New Common Stock:  has the meaning given to such term in the Restructuring Support Agreement.

Net Cash Amount:  has the meaning given to such term in the Restructuring Support Agreement.

Net Cash Certificate:  has the meaning given to such term in Section 1.1(b) hereof.

Net Cash Shortfall Amount:  means an amount equal to the product of the Net Cash Shortfall Shares and the Exercise Price.

Net Cash Shortfall Shares:  has the meaning given to such term in Section 1.3(a) hereof.

No Recourse Party:  has the meaning given to such term in Section 12.14 hereof.

Non-Accredited Noteholder:  means each Rights Offering Participant who certifies in the Questionnaire that it is not an Accredited Noteholder.

Non-Ascent Restructuring Toggle:  has the meaning given to such term in the Restructuring Support Agreement.

Non-Defaulting Backstop Commitment Party:  has the meaning given to such term in Section 1.3(c) hereof.

Note Claims:  has the meaning given to such term in the Restructuring Term Sheet.

Noteholder Termination Events:  has the meaning given to such term in Section 7(b)(v) hereof.

Notes:  has the meaning given to such term in the Restructuring Support Agreement.

Order:  means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Body, whether preliminary, interlocutory or final.

Organizational Documents:  means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

Party(ies):  has the meaning given to such term in the preamble hereof.

Permitted Encumbrances:  means (a) Encumbrances for utilities and current taxes not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the purchased assets which do not, individually or in the aggregate, adversely affect the operation of the business, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Law), (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the ordinary course of business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and do not result from a breach, default or violation by a Company Party or any of its Subsidiaries of any Contract or Law, (e) such other Encumbrance or title exceptions as the Commitment Parties may approve in writing in their sole discretion or which do not, individually or in the aggregate, materially adversely affect the operation of the business in any material respect and (f) any obligations, liabilities or duties created by this Agreement.

Person:  means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Body.

Petition Date:  has the meaning given to such term in the Restructuring Support Agreement.

Plan:  has the meaning given to such term in the Restructuring Support Agreement.

Plan Effective Date:  has the meaning given to such term in the Restructuring Support Agreement.

Post-Emergence Incentive Plan:  has the meaning given to such term in the Restructuring Term Sheet.

Primary Commitment:  means, with respect to any Backstop Commitment Party, the commitment of such Backstop Commitment Party, subject to the terms and conditions set forth in this Agreement, to fully exercise its Required Rights pursuant to, and on the terms set forth in, Section 1.2 hereof.

Proceeds:  means the net cash proceeds from the sale of the Rights Offering Shares from the Rights Offering pursuant to this Agreement.

Proceeding:  means any action, arbitration, audit, change, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

Purchase Notice:  means any Backstop Purchase Notice or Equity Commitment Purchase Notice.

Put Option:  means the right of Monitronics to sell and cause the Backstop Commitment Parties to purchase the Backstop  Commitment Shares pursuant to (and subject to the terms and conditions set forth in) this Agreement.

Put Option Premium:  has the meaning given to such term in Section 1.6 hereof.

Put Option Premium Shares:  has the meaning given to such term in Section 1.6 hereof.

Qualified Market Maker:  has the meaning given to such term in Section 1.2(b) hereof.

Questionnaire:  means the Questionnaire to be included in the Rights Offering Solicitation Materials, in which each Rights Offering Participant will be required to certify whether it is an Accredited Noteholder or a Non-Accredited Noteholder.

Registration Rights Agreement:  has the meaning given to such term in Section 4.12 hereof.

Registration Statement:  means the Form S-4 registration statement filed with the SEC on May 24, 2019 by Monitronics and/or the newly formed Delaware corporation that that will be surviving entity in the Merger, to register the Ascent Share Distribution under the Securities Act, as the same may be amended or supplemented from time to time.

Related Fund:  means, with respect to any Commitment Party, any fund, account or investment vehicle that is controlled or managed by (a) such Commitment Party, (b) a controlled Affiliate of such Commitment Party or (c) the same investment manager or advisor as such Commitment Party or an Affiliate of such investment manager or advisor.

Reorganized Monitronics:  has the meaning given to such term in the Restructuring Support Agreement.

Representatives:  has the meaning given to such term in Section 4.6 hereof.

Required Consenting Term Lenders:  has the meaning given to such term in the Restructuring Support Agreement.

Required Consenting Noteholders:  has the meaning given to such term in the Restructuring Support Agreement.

Required Rights:  has the meaning given to such term in in Section 1.2(a) hereof.

Required Rights Joinder:  has the meaning given to such term in Section 1.2(b) hereof.

Required Rights Transferee:  has the meaning given to such term in Section 1.2(b) hereof.

Requisite Commitment Parties:  means, as of any date of determination, (a) Non-Defaulting Backstop Commitment Parties as of such date whose Backstop Commitment Percentages constitute more than 50.0% of the Backstop Commitment Percentages of all Non-Defaulting Backstop Commitment Parties as of such date of determination and (b) Non-Defaulting Equity Commitment Parties as of such date whose Equity Commitment Percentages constitute more than 50.0% of the Equity Commitment Percentages of all Non-Defaulting Equity Commitment Parties as of such date of determination.

Restructuring:  has the meaning given to such term in the Restructuring Support Agreement.

Restructuring Support Agreement:  has the meaning given to such term in the recitals hereof.

Restructuring Term Sheet:  has the meaning given to such term in the recitals hereof.

Rights:  has the meaning given to such term in the recitals hereof.

Rights Offering:  has the meaning given to such term in the recitals hereof.

Rights Offering Documentation:  has the meaning given to such term in Section 4.2 hereof.

Rights Offering Expiration Time: has the meaning given to such term in the Rights Offering Procedures.

Rights Offering Participants:  means those Cash Opt Out Noteholders who duly subscribe for Rights Offering Shares in accordance with the Rights Offering Procedures.

Rights Offering Procedures:  has the meaning given to such term in Section 1.1(a) hereof.

Rights Offering Shares:  has the meaning given to such term in the recitals hereof.

Rights Offering Solicitation Materials:  means the offering document for the Rights Offering (which may be the Disclosure Statement), the Rights Offering Procedures, together with the subscription form, the Questionnaire and other documents to be provided to Noteholders in connection with the Rights Offering.

Rights Offering Term Sheet:  has the meaning given to such term in the recitals hereof.

RSA Effective Date:  has the meaning ascribed to “Agreement Effective Date” in the Restructuring Support Agreement.

SEC:  means the U.S. Securities and Exchange Commission.

Section 1145:  means Section 1145 of the Bankruptcy Code.

Securities Act:  means the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto.

Specified Issuance Documentation:  has the meaning given to such term in Section 4.9 hereof.

Specified Issuance Steps:  has the meaning given to such term in Section 4.9 hereof.

Specified Issuances:  means, collectively, (a) the issuance by Reorganized Monitronics of New Common Stock to Cash Opt Out Noteholders on account of their Note Claims pursuant to the Plan, (b) the issuance by Monitronics of the Rights (and the Rights Offering Shares issuable upon the exercise thereof) to (i) the Rights Offering Participants who are Non-Accredited Noteholders and (ii) the Rights Offering Participants who are Accredited Noteholders, pursuant to the Plan and in accordance with the Rights Offering Procedures, (c)  the issuance by Monitronics of the Backstop Commitment Shares to the Backstop Commitment Parties pursuant to this Agreement, (d) the issuance by Monitronics of the Equity Commitment Shares to the Equity Commitment Parties pursuant to this Agreement, (e) if applicable, the issuance by Monitronics of the Ascent Share Distribution pursuant to the Plan and the Merger, and (f) the issuance by Monitronics of the Put Option Premium Shares to the Commitment Parties pursuant to this Agreement.

Stroock: means Stroock & Stroock & Lavan LLP, as counsel to the Commitment Parties.

Subsidiary:  means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Subscription Agent:  has the meaning given to such term in Section 4.4 hereof.

Takeback Term Loan Term Sheet:  has the meaning given to such term in the recitals hereof.

Term Loans:  has the meaning given to such term in the Restructuring Support Agreement.

Term Sheets:  means, collectively, the Restructuring Term Sheet, the Rights Offering Term Sheet, the DIP/Exit Facility Commitment, the Takeback Term Loan Term Sheet, and the Governance Term Sheet.

Termination Date:  has the meaning given to such term in Section 7(a)(i) hereof.

Transaction Expenses:  means the reasonable and documented fees, costs, expenses, disbursements and charges of the Commitment Party Professionals, in accordance with their respective engagement letters, incurred in connection with or relating to the diligence, negotiation, preparation and/or implementation of the Term Sheets, the Backstop Commitments, the Rights Offering, the Equity Commitments, this Agreement and/or any of the transactions contemplated by any of the foregoing or by the Plan, and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement.

Transfer:  has the meaning given to such term in the Restructuring Support Agreement.

Unsubscribed Shares:  means any Rights Offering Shares that have not been duly purchased in the Rights Offering by the Rights Offering Participants.

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SCHEDULE 1.1

Backstop Commitment Parties

Name of Backstop Commitment Party	Backstop Commitment Percentage	Mailing Address Fax Number and E-mail Address

SCHEDULE 1.2

Equity Commitment Parties

Name of Equity Commitment Party	Equity Commitment Percentage	Mailing Address Fax Number and E-mail Address

EXHIBIT A

Restructuring Support Agreement

EXHIBIT B

Outline of Rights Offering Procedures(1)

The Rights Offering Procedures shall:

1.                                      contemplate that the Debtors will, subject to the prior entry of the Agreement Order, commence the Rights Offering within five (5) Business Days of the Petition Date;

2.                                      specify the deadline for exercising Rights as set forth in the Rights Offering Procedures, which shall be the first Business Day that is thirty (30) days after the commencement date of the Rights Offering, subject to extension (the “Rights Offering Exercise Deadline”);

3.                                      include a mechanism whereby any Backstop Commitment Party that is also a First Lien Term Lender will have the ability to exercise its Rights by (a) (x) exchanging an aggregate principal amount of its Term Loans (excluding any Contributed Term Loans) in an amount not to exceed its ratable portion of the Effective Date Pay Down, on a dollar-for-dollar basis and (y) waiving such amount of its ratable portion of the Effective Date Paydown, in lieu of submitting cash to pay the Exercise Price for the shares it elects to purchase pursuant to the exercise of its Rights, and (b) paying cash for the remainder, if any, of such Exercise Price.  All other Rights Offering Participants (excluding the Backstop Commitment Parties) must pay the full amount of their respective aggregate Exercise Price in cash;

4.                                      require that each Rights Offering Participant certify in the Questionnaire that it is either (a) an Accredited Noteholder (to be defined in the Rights Offering Procedures as including any noteholder who can qualify as a Qualified Institutional Buyer under Rule 144A under the Securities Act, a non-U.S. Person, as defined under Regulation S under the Securities Act or an “accredited investor” as defined under Regulation D of the Securities Act) or (b) a Non Accredited Noteholder (to be defined in the Rights Offering Procedure as any noteholder who does not fall under the definition of “Accredited Investor”);

5.                                      provide for the exemptions for the Rights Offering to the registration requirements of the Securities Act to be based on Section 1145 and/or Rule 144A, Section 4(a)(2), Regulation D or Regulation S of the Securities Act (the “Private Placement Exemption”) with respect to the issuance of Rights (and of the Rights Offering Shares issuable pursuant to the exercise of such Rights) based on an allocation mechanism that:

a.              first, allocates Rights issued under Section 1145 to Rights Offering Participants who are Non-Accredited Noteholders, on a pro rata basis; and

b.              second, allocates any remaining Rights issued under Section 1145 to Rights Offering Participants that are Accredited Noteholders on a pro rata basis and, to

(1)  Capitalized terms that are used but not otherwise defined in herein shall have the meanings given to them in the Put Option Agreement (the “Put Option Agreement”) to which this Exhibit B is attached.

the extent necessary to preserve the availability of Section 1145 pursuant to applicable SEC guidance, any remaining Rights will be issued to such Accredited Noteholders under the Private Placement Exemption;

6.                                      provide that there will be no over-subscription rights associated with the Rights Offering.  Any Unsubscribed Shares will not be offered to other Rights Offering Participants but, rather, will be purchased by the Backstop Commitment Parties, subject to the terms and conditions set forth in the Put Option Agreement, in accordance with their respective Backstop Commitments;

7.                                      contemplate, consistent with the Rights Offering Term Sheet, that the cash proceeds of the Rights Offering and, to the extent applicable, the proceeds of the funding of the Backstop Commitments will be deposited into an escrow account subject to a customary escrow agreement (or a segregated bank account maintained by the Subscription Agent), with funds released consistent with this Rights Offering Term Sheet as of the Plan Effective Date;

8.                                      include other terms, conditions and procedures as are customary for similar rights offerings by a debtor in a chapter 11 bankruptcy or an out-of-court restructuring where the shares to be issued in a rights offering are to be issued through the facilities of DTC; and

9.                                      provide that the Rights Offering will be conducted in accordance with the Restructuring Support Agreement, the Term Sheets and the Put Option Agreement, and shall otherwise be on terms and conditions acceptable to the Company Parties, the Required Consenting Noteholders, and the Backstop Commitment Parties, and reasonably acceptable to the Required Consenting Term Lenders, including with respect to the form and content of the Rights Offering Solicitation Materials (and the Put Option Agreement.

EXHIBIT C

Form of Required Rights Joinder(2)

The undersigned (“Joinder Party”) hereby acknowledges that it is acquiring from [TRANSFEROR] Rights to subscribe for and purchase in the Rights Offering, in accordance with the Rights Offering Procedures and subject to the terms and conditions set forth in the Rights Offering Procedures and the Plan, up to [  ] shares of Reorganized Monitronics common stock, and that such Rights constitute “Required Rights” under the Put Option Agreement, dated as of May 28, 2019 (the “Agreement”) by and among Monitronics International, Inc., (“Monitronics”) and certain of its subsidiaries bound thereto, Ascent Capital Group, Inc. (“Ascent”) and the Commitment Parties, and are subject to the provisions of Section 1.2 of the Put Option Agreement.  The undersigned has read and understand the Put Option Agreement provisions applicable to Required Rights, including without limitation Section 1.2(b), and agrees to (i) exercise (or cause to be exercised) in full all such Required Rights, in accordance with the terms and conditions of the Rights Offering Procedures, (ii) purchase (or cause to be purchased) all of the Rights Offering Shares issuable pursuant to the exercise of such Required Rights in accordance with the terms and conditions of the Rights Offering Procedures and (iii) fully comply with Section 1.2(b) of the Put Option Agreement (including the Required Rights Joinder requirements) with respect to any subsequent Transfer of any such Required Rights.

This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

All notices and other communications given or made pursuant to the Agreement shall be sent to the Joinder Party at:

Email:

The Joinder Party shall deliver a copy of this Agreement to counsel to the Debtors, counsel to Ascent, and counsel to the Commitment Parties.

(2)           Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

[NAME]

By:
Name:
Title:
Date: